As filed with the Securities and Exchange Commission on September 20, 2007.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Lincoln National Corporation
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation or Organization)

35-1140070
(I.R.S. Employer Identification No.)

Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1400
 (Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Lincoln National Corporation
Executive Deferred Compensation Plan for Agents
(Full Title of Plan)

Dennis L. Schoff
Senior Vice President & General Counsel
Lincoln National Corporation
Centre Square West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102
(215) 448-1400
(Name, Address, Including Zip Code, and Telephone Number, Including
Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, check the following box.  [X]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     [ ] __________
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _______________
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed Maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$10,000,000 (1)	100%	$10,000,000(2)	$307

(1)
The Deferred Compensation Obligations are unsecured and unsubordinated obligations of Lincoln National Corporation to pay deferred compensation in the future in accordance with the terms of the Lincoln National Corporation Executive Deferred Compensation Plan for Agents.

(2)	The fee is calculated pursuant to Rule 457(h) under the Securities Act of 1933, as amended (the “Securities Act”).

PROSPECTUS

$10,000,000
LINCOLN NATIONAL CORPORATION
DEFEREED COMPENSATON OBLIGATIONS

Offered as set forth in this Prospectus pursuant to the

LINCOLN NATIONAL CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN
FOR AGENTS

This Prospectus relates to shares of our Deferred Compensation Obligations under the Plan to be offered and sold to a select group of "Participants", consisting of highly compensated individuals holding a full-time agent's contract with The Lincoln National Life Insurance Company, or LNL, and of similarly situated individuals associated with affiliates and subsidiaries of Lincoln National Corporation.

The filing of this Registration Statement is not an admission by us that the Deferred Compensation Obligations as defined below are securities or are subject to the registration requirements of the Securities Act.

Investing in our securities involves risks.  See “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement and the accompanying prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. The information contained or incorporated by reference in this prospectus is accurate only as of the respective dates of such information. Our business, financial condition, results of operations and prospects may have changed since those dates.

The date of this Prospectus is September 20, 2007.

It is important for you to read and consider all information contained in this prospectus in making your investment decision. You should also read and consider the additional information under the caption “Where You Can Find More Information”.

Unless otherwise indicated, all references in this prospectus to “LNC,” “we,” “our,” “us,” or similar terms refer to Lincoln National Corporation together with its subsidiaries.

REQUIRED DISCLOSURE FOR NORTH CAROLINA RESIDENTS

THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THIS OFFERING NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

ii

ABOUT THIS PROSPECTUS

This Prospectus also constitutes a Summary Plan Description, or Prospectus/SPD, and highlights the key features of The Lincoln National Corporation Executive Deferred Compensation Plan for Agents, which is referred to in this Prospectus/SPD as the Plan. Every effort has been made to ensure that this Prospectus/SPD provides an accurate, non-technical description of the Plan’s provisions, as well as your rights and responsibilities under the Plan.  However, this Prospectus/SPD does not describe all the details of the Plan. The Plan Document explains your benefits, rights and responsibilities in more detail, and is the controlling document in the case of any discrepancy between this Prospectus/SPD and the Plan Document.  Please read each section of this Prospectus/SPD carefully.  If you have any questions about the Plan that are not answered in this Prospectus/SPD, or if you would like a copy of the Plan Document, such additional information can be obtained (without charge) from Nolan Financial Group by calling Nolan’s Deferred Compensation Customer Service Line at this number: 888-907-8633.

This booklet is not a substitute for the official Plan Document!  If this Prospectus/SPD omits details of the Plan or disagrees with the official Plan Document in any way, the Plan Document will govern.

IRS CIRCULAR 230 NOTICE: As required by the IRS, we inform you that any tax advice contained in this Prospectus/SPD was not intended or written to be used or referred to, and cannot be used or referred to (i) for the purpose of avoiding penalties under the Internal Revenue Code, or (ii) in promoting, marketing, or recommending to another party any transaction or matter addressed in this Prospectus/SPD.  Individuals should seek tax advice based on their own particular circumstances from an independent tax advisor.

iii

THE COMPANY

We are a holding company, which operates multiple insurance and investment management businesses as well as broadcasting and sports programming business through subsidiary companies.  Through our business segments, we sell a wide range of wealth protection, accumulation and retirement income products and solutions.  These products include institutional and/or retail fixed and indexed annuities, variable annuities, universal life insurance, variable universal life insurance, term life insurance, mutual funds and managed accounts.  LNC was organized under the laws of the state of Indiana in 1968, and maintains its principal executive offices in Philadelphia, Pennsylvania.  We expect to relocate our principal executive offices to Radnor, Pennsylvania in the third quarter of 2007.  “Lincoln Financial Group” is the marketing name for LNC and its subsidiary companies.  At June 30, 2007, LNC had consolidated assets of $187.7 billion and consolidated shareholders’ equity of $11.8 billion.

We provide products and services in five operating businesses and report results through seven business segments, as follows:

(1) Individual Markets, which includes the Individual Annuities and Individual Life Insurance segments,
(2) Employer Markets, which includes the Retirement Products and Group Protection segments,
(3) Investment Management, which is an operating business and segment,
(4) Lincoln UK, which is an operating business and segment, and
(5) Lincoln Financial Media, which is an operating business and segment.

On June 7, 2007, we announced plans to explore strategic options for Lincoln Financial Media.  We are evaluating a range of options including, but not limited to, divestiture strategies.  At this time, there should be no assumption that this strategic review will result in any type of transaction.

We also have “Other Operations,” which includes the financial data for operations that are not directly related to the business segments, unallocated corporate items (such as investment income on investments related to the amount of statutory surplus in our insurance subsidiaries that is not allocated to our business units and other corporate investments, interest expense on short-term and long-term borrowings, and certain expenses, including restructuring and merger-related expenses) and the historical results of the former reinsurance segment, which was sold to Swiss Re Life & Health America Inc. (“Swiss Re) in the fourth quarter of 2001, along with the ongoing amortization of deferred gain on the indemnity reinsurance portion of the transaction with Swiss Re.

FORWARD-LOOKING STATEMENTS—CAUTIONARY LANGUAGE

Except for historical information contained or incorporated by reference in this prospectus or any prospectus supplement, statements made in this prospectus or incorporated by reference in this prospectus or any prospectus supplement are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). A forward-looking statement is a statement that is not a historical fact and, without limitation, includes any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe”, “anticipate”, “expect”, “estimate”, “project”, “will”, “shall” and other words or phrases with similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, operations, trends or financial results.  LNC claims the protection afforded by the safe harbor for forward-looking statements provided by the PSLRA.

Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements.  Risks and uncertainties that may cause actual results to vary materially, some of which are described within the forward-looking statements include, among others:

•
Problems arising with the ability to successfully integrate our and Jefferson-Pilot Corporation’s businesses, which may affect our ability to operate as effectively and efficiently as expected or to achieve the expected synergies from the merger or to achieve such synergies within our expected timeframe;

•
Legislative, regulatory or tax changes, both domestic and foreign, that affect the cost of, or demand for, LNC’s products, the required amount of reserves and/or surplus, or otherwise affect our ability to conduct business, including changes to statutory reserves and/or risk-based capital requirements related to secondary guarantees under universal life and variable annuity products such as Actuarial Guideline VACARVM; restrictions on revenue sharing and 12b-1 payments; and the potential for U.S. Federal tax reform;

•
The initiation of legal or regulatory proceedings against LNC or its subsidiaries and the outcome of any legal or regulatory proceedings, such as: (a) adverse actions related to present or past business practices common in businesses in which LNC and its subsidiaries compete; (b) adverse decisions in significant actions including, but not limited to, actions brought by federal and state authorities, and extra-contractual and class action damage cases; (c) new decisions that result in changes in law; and (d) unexpected trial court rulings;

•	Changes in interest rates causing a reduction of investment income, the margins of LNC’s fixed annuity and life insurance businesses and demand for LNC’s products;

•
A decline in the equity markets causing a reduction in the sales of LNC’s products, a reduction of asset fees that LNC charges on various investment and insurance products, an acceleration of amortization of deferred acquisition costs (“DAC”), value of business acquired (“VOBA”), deferred sales inducements (“DSI”) and deferred front-end loads (“DFEL”) and an increase in liabilities related to guaranteed benefit features of LNC’s variable annuity products;

•	Ineffectiveness of LNC’s various hedging strategies used to offset the impact of declines in and volatility of the equity markets;

•
A deviation in actual experience regarding future persistency, mortality, morbidity, interest rates or equity market returns from LNC’s assumptions used in pricing its products, in establishing related insurance reserves, and in the amortization of intangibles that may result in an increase in reserves and a decrease in net income including as a result of investor-owned life insurance business;

•
Changes in accounting principles generally accepted in the United States that may result in unanticipated changes to LNC’s net income, including the impact of the applications of Statement of Position 07-1 and Statements of Financial Accounting Standard 157 and 159;

•
Lowering of one or more of LNC’s debt ratings issued by nationally recognized statistical rating organizations, and the adverse impact such action may have on LNC’s ability to raise capital and on its liquidity and financial condition;

•
Lowering of one or more of the insurer financial strength ratings of LNC’s insurance subsidiaries and the adverse impact such action may have on the premium writings, policy retention, and profitability of its insurance subsidiaries;

•
Significant credit, accounting, fraud or corporate governance issues that may adversely affect the value of certain investments in the portfolios of LNC’s companies requiring that LNC realize losses on such investments;

•
The impact of acquisitions and divestitures, restructurings, product withdrawals and other unusual items, including LNC’s ability to integrate acquisitions and to obtain the anticipated results and synergies from acquisitions;

•	The adequacy and collectibility of reinsurance that LNC has purchased;

•	Acts of terrorism, war, or other man-made and natural catastrophes that may adversely affect LNC’s businesses and the cost and availability of reinsurance;

•	Competitive conditions, including pricing pressures, new product offerings and the emergence of new competitors, that may affect the level of premiums and fees that LNC can charge for its products;

•
The unknown impact on LNC’s business resulting from changes in the demographics of LNC’s client base, as aging baby-boomers move from the asset-accumulation stage to the asset-distribution stage of life;

•	Loss of key management, portfolio managers in the Investment Management segment, financial planners or wholesalers; and

•
Changes in general economic or business conditions, both domestic and foreign, that may be less favorable than expected and may affect foreign exchange rates, premium levels, claims experience, the level of pension benefit costs and funding, and investment results.

The risks included here are not exhaustive. Other sections of this prospectus, including “Risk Factors” beginning on page 4 below, our annual reports on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other documents filed with the Securities and Exchange Commission include additional factors which could impact our business and financial performance. Moreover, we operate in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors.

Further, it is not possible to assess the impact of all risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undo reliance on forward-looking statements as a prediction of actual results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus.

RISK FACTORS

You should carefully consider the risks described below and those incorporated by reference into this prospectus before making an investment decision.  The risks and uncertainties described below and incorporated by reference into this prospectus are not the only ones facing our company.  Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.  If any of these risks actually occur, our business, financial condition and results of operations could be materially affected.  In that case, the value of our securities could decline substantially.

Risk Factors in connection with Our Business

Our reserves for future policy benefits and claims related to our current and future business as well as businesses we may acquire in the future may prove to be inadequate.

Our reserves for future policy benefits and claims may prove to be inadequate.  We establish and carry, as a liability, reserves based on estimates of how much we will need to pay for future benefits and claims.  For our life insurance and annuity products, we calculate these reserves based on many assumptions and estimates, including estimated premiums we will receive over the assumed life of the policy, the timing of the event covered by the insurance policy, the lapse rate of the policies, the amount of benefits or claims to be paid and the investment returns on the assets we purchase with the premiums we receive.  The assumptions and estimates we use in connection with establishing and carrying our reserves are inherently uncertain.  Accordingly, we cannot determine with precision the ultimate amounts that we will pay, or the timing of payment of, actual benefits and claims or whether the assets supporting the policy liabilities will grow to the level we assume prior to payment of benefits or claims.  If our actual experience is different from our assumptions or estimates, our reserves may prove to be inadequate in relation to our estimated future benefits and claims.  As a result, we would incur a charge to our earnings in the quarter in which we increase our reserves.

Because the equity markets and other factors impact the profitability and expected profitability of many of our products, changes in equity markets and other factors may significantly affect our business and profitability.

The fee revenue that we earn on equity-based variable annuities, unit-linked accounts, variable universal life insurance policies and investment advisory business, is based upon account values.  Because strong equity markets result in higher account values, strong equity markets positively affect our net income through increased fee revenue.  Conversely, a weakening of the equity markets results in lower fee income and may have a material adverse effect on our results of operations and capital resources.

The increased fee revenue resulting from strong equity markets increases the expected gross profits (“EGPs”) from variable insurance products as do better than expected lapses, mortality rates and expenses.  As a result, the higher EGPs may result in lower net amortized costs related to DAC, DSI, VOBA, and DFEL.  However, a decrease in the equity market as well as increases in lapses, mortality rates and expenses depending upon their significance, may result in higher net amortized costs associated with DAC, DSI, VOBA and DFEL and may have a material adverse effect on our results of operations and capital resources.  For more information on DAC, DSI, VOBA and DFEL amortization, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” of the Form 10-K for the year ended December 31, 2006.

Changes in the equity markets, interest rates and/or volatility affects the profitability of our products with guaranteed benefits, therefore, such changes may have a material adverse effect on our business and profitability.

The amount of reserves related to the guaranteed minimum death benefits (“GMDB”) for variable annuities is tied to the difference between the value of the underlying accounts and the guaranteed death benefit, calculated using a benefit ratio approach.  The GMDB reserves take into account the present value of total expected GMDB payments and the present value of total expected assessments over the life of the contract and claims and assessments to date.  The amount of reserves related to the guaranteed minimum withdrawal benefits (“GMWB”) and guaranteed income benefits (“GIB”) for variable annuities is based on the fair value of the underlying benefit.  Both the level of expected GMDB payments and expected total assessments used in calculating the benefit ratio are affected by the equity markets.  The liabilities related to GMWB and GIB benefits valued at fair value are impacted by changes in equity markets, interest rates and volatility.  Accordingly, strong equity markets will decrease the amount of GMDB reserves that we must carry, and strong equity markets, increases in interest rates and decreases in volatility will generally decrease the fair value of the liabilities underlying the GMWB and GIB benefits.

Conversely, a decrease in the equity markets will increase the net amount at risk under the GMDB benefits we offer as part of our variable annuity products, which has the effect of increasing the amount of GMDB reserves that we must carry.  Also, a decrease in the equity market along with a decrease in interest rates and an increase in volatility will generally result in an increase in the fair value of the liabilities underlying GMWB and GIB benefits, which has the effect of increasing the amount of GMWB and GIB reserves that we must carry.  Such an increase in reserves would result in a charge to our earnings in the quarter in which we increase our reserves.  We maintain a customized dynamic hedge program that is designed to mitigate the risks associated with income volatility around the change in reserves on guaranteed benefits.  However, the hedge positions may not be effective to exactly offset the changes in the carrying value of the guarantees due to, among other things, the time lag between changes in their values and corresponding changes in the hedge positions, extreme swings or liquidity in the equity and derivatives markets, contractholder behavior different than expected, and divergence between the performance of the underlying funds and hedging indices.  For more information on our hedging program, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies” of the Form 10-K for the year ended December 31, 2006.

Changes in interest rates may cause interest rate spreads to decrease and may result in increased contract withdrawals.

Because the profitability of our fixed annuity and interest-sensitive whole life, universal life and fixed portion of variable universal life insurance business depends in part on interest rate spreads, interest rate fluctuations could negatively affect our profitability.  Changes in interest rates may reduce both our profitability from spread businesses and our return on invested capital.  Some of our products, principally fixed annuities and interest-sensitive whole life, universal life and the fixed portion of variable universal life insurance, have interest rate guarantees that expose us to the risk that changes in interest rates will reduce our “spread,” or the difference between the amounts that we are required to pay under the contracts and the amounts we are able to earn on our general account investments intended to support our obligations under the contracts.  Declines in our spread or instances where the returns on our general account investments are not enough to support the interest rate guarantees on these products could have a material adverse effect on our businesses or results of operations.

In periods of increasing interest rates, we may not be able to replace the assets in our general account with higher yielding assets needed to fund the higher crediting rates necessary to keep our interest sensitive products competitive.  We therefore may have to accept a lower spread and thus lower profitability or face a decline in sales and greater loss of existing contracts and related assets.  In periods of declining interest rates, we have to reinvest the cash we receive as interest or return of principal on our investments in lower yielding instruments then available.  Moreover, borrowers may prepay fixed-income securities, commercial mortgages and mortgage-backed securities in our general account in order to borrow at lower market rates, which exacerbates this risk.  Because we are entitled to reset the interest rates on our fixed rate annuities only at limited, pre-established intervals, and since many of our policies have guaranteed minimum interest or crediting rates, our spreads could decrease and potentially become negative.

Increases in interest rates may cause increased surrenders and withdrawals of insurance products.  In periods of increasing interest rates, policy loans and surrenders and withdrawals of life insurance policies and annuity contracts may increase as policyholders seek to buy products with perceived higher returns.  This process may lead to a flow of cash out of our businesses.  These outflows may require investment assets to be sold at a time when the prices of those assets are lower because of the increase in market interest rates, which may result in realized investment losses.  A sudden demand among consumers to change product types or withdraw funds could lead us to sell assets at a loss to meet the demand for funds.

A downgrade in our financial strength or credit ratings could limit our ability to market products, increase the number or value of policies being surrendered and/or hurt our relationships with creditors.

Nationally recognized rating agencies rate the financial strength of our principal insurance subsidiaries and rate our debt.  Ratings are not recommendations to buy our securities.  Each of the rating agencies reviews its ratings periodically, and our current ratings may not be maintained in the future.  Please see “Item 1.  Business--Ratings” of the Form 10-K for the year ended December 31, 2006.

Our financial strength ratings, which are intended to measure our ability to meet policyholder obligations, are an important factor affecting public confidence in most of our products and, as a result, our competitiveness.  The interest rates we pay on our borrowings are largely dependent on our credit ratings.  A downgrade of the financial strength rating of one of our principal insurance subsidiaries could affect our competitive position in the insurance industry and make it more difficult for us to market our products as potential customers may select companies with higher financial strength ratings.  This could lead to a decrease in fees as outflows of assets increase, and therefore, result in lower fee income.  Furthermore, sales of assets to meet customer withdrawal demands could also result in losses, depending on market conditions.  A downgrade of our debt ratings could affect our ability to raise additional debt with terms and conditions similar to our current debt, and accordingly, likely increase our cost of capital.  In addition, a downgrade of these ratings could make it more difficult to raise capital to refinance any maturing debt obligations, to support business growth at our insurance subsidiaries and to maintain or improve the current financial strength ratings of our principal insurance subsidiaries described above.

A drop in the rankings of the mutual funds that we manage as well as a loss of key portfolio managers could result in lower advisory fees.

While mutual funds are not rated, per se, many industry periodicals and services, such as Lipper, provide rankings of mutual fund performance.  These rankings often have an impact on the decisions of customers regarding which mutual funds to invest in.  If the rankings of the mutual funds for which we provide advisory services decrease materially, the funds’ assets may decrease as customers leave for funds with higher performance rankings.  Similarly, a loss of our key portfolio managers who manage mutual fund investments could result in poorer fund performance, as well as customers leaving these mutual funds for new mutual funds managed by the portfolio managers.  Any loss of fund assets would decrease the advisory fees that we earn from such mutual funds, which are generally tied to the amount of fund assets and performance.  This would have an adverse effect on our results of operations.

Our businesses are heavily regulated and changes in regulation may reduce our profitability.

Our insurance subsidiaries are subject to extensive supervision and regulation in the states in which we do business.  The supervision and regulation relate to numerous aspects of our business and financial condition.  The primary purpose of the supervision and regulation is the protection of our insurance policyholders, and not our investors.  The extent of regulation varies, but generally is governed by state statutes.  These statutes delegate regulatory, supervisory and administrative authority to state insurance departments.  This system of supervision and regulation covers, among other things:

•	standards of minimum capital requirements and solvency, including risk-based capital measurements;

•	restrictions of certain transactions between our insurance subsidiaries and their affiliates;

•	restrictions on the nature, quality and concentration of investments;

•	restrictions on the types of terms and conditions that we can include in the insurance policies offered by our primary insurance operations;

•	limitations on the amount of dividends that insurance subsidiaries can pay;

•	the existence and licensing status of the company under circumstances where it is not writing new or renewal business;

•	certain required methods of accounting;

•	reserves for unearned premiums, losses and other purposes; and

•
assignment of residual market business and potential assessments for the provision of funds necessary for the settlement of covered claims under certain policies provided by impaired, insolvent or failed insurance companies.

We may be unable to maintain all required licenses and approvals and our business may not fully comply with the wide variety of applicable laws and regulations or the relevant authority’s interpretation of the laws and regulations, which may change from time to time.  Also, regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals.  If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or impose substantial fines.  Further, insurance regulatory authorities have relatively broad discretion to issue orders of supervision, which permit such authorities to supervise the business and operations of an insurance company.  As of June 30, 2007, no state insurance regulatory authority had imposed on us any substantial fines or revoked or suspended any of our licenses to conduct insurance business in any state or issued an order of supervision with respect to our insurance subsidiaries, which would have a material adverse effect on our results of operations or financial condition.

In addition, LFN and LFD, as well as our variable annuities and variable life insurance products, are subject to regulation and supervision by the SEC and the National Association of Securities Dealers (“NASD”).  Our Investment Management segment, like other investment management companies, is subject to regulation and supervision by the SEC, NASD, the Municipal Securities Rulemaking Board, the Pennsylvania Department of Banking and jurisdictions of the states, territories and foreign countries in which they are licensed to do business.  Lincoln UK is subject to regulation by the Financial Services Authority in the U.K.  These laws and regulations generally grant supervisory agencies and self-regulatory organizations broad administrative powers, including the power to limit or restrict the subsidiaries from carrying on their businesses in the event that they fail to comply with such laws and regulations.  Finally, our television and radio operations require a license, subject to periodic renewal, from the FCC to operate.  While management considers the likelihood of a failure to renew remote, any station that fails to receive renewal would be forced to cease operations.

Many of the foregoing regulatory or governmental bodies have the authority to review our products and business practices and those of our agents and employees.  In recent years, there has been increased scrutiny of our businesses by these bodies, which has included more extensive examinations, regular “sweep” inquiries and more detailed review of disclosure documents.  These regulatory or governmental bodies may bring regulatory or other legal actions against us if, in their view, our practices, or those of our agents or employees, are improper.  These actions can result in substantial fines, penalties or prohibitions or restrictions on our business activities and could have a material adverse effect on our business, results of operations or financial condition.

For further information on regulatory matters relating to us, see “Item 1.  Business--Regulatory” of the Form 10-K for the year ended December 31, 2006.

Legal and regulatory actions are inherent in our businesses and could result in financial losses or harm our businesses.

There continues to be a significant amount of federal and state regulatory activity in the industry relating to numerous issues including, but not limited to, market timing and late trading of mutual fund and variable and indexed insurance products and broker-dealer access arrangements.  Like others in the industry, we have received inquiries including requests for information and/or subpoenas from various authorities including the SEC, NASD and the New York Attorney General, as well as notices of potential proceedings from the SEC and NASD.  We are in the process of responding to, and in some cases have settled or are in the process of settling, certain of these inquiries and potential proceedings.  We continue to cooperate fully with such authorities.  In addition, we are, and in the future may be, subject to legal actions in the ordinary course of our insurance and investment management operations, both domestically and internationally.  Pending legal actions include proceedings relating to aspects of our businesses and operations that are specific to us and proceedings that are typical of the businesses in which we operate.  Some of these proceedings have been brought on behalf of various alleged classes of complainants.  In certain of these matters, the plaintiffs are seeking large and/or indeterminate amounts, including punitive or exemplary damages.  Substantial legal liability in these or future legal or regulatory actions could have a material financial effect or cause significant harm to our reputation, which in turn could materially harm our business prospects.

Changes in U.S. federal income tax law could make some of our products less attractive to consumers and increase our tax costs.

The Economic Growth and Tax Relief Reconciliation Act of 2001 (“EGTRRA”) as well as the Jobs and Growth Tax Relief Reconciliation Act of 2003 contain provisions that have and will continue, near term, to significantly lower individual tax rates.  These may have the effect of reducing the benefits of deferral on the build-up of value of annuities and life insurance products.  EGTRRA also includes provisions that will eliminate, over time, the estate, gift and generation-skipping taxes and partially eliminate the step-up in basis rule applicable to property held in a decedent’s estate.  Many of these provisions expire in 2010, unless extended.  The Bush Administration continues to propose that many of the foregoing rate reductions, as well as elimination of the estate tax, be made permanent, and continues to propose several tax-favored savings initiatives, that, if enacted by Congress, could also adversely affect the sale of our annuity, life and tax-qualified retirement products and increase the surrender of such products.  Although we cannot predict the overall effect on the sales of our products of the tax law changes included in these Acts, some of these changes might hinder our sales and result in the increased surrender of insurance products.

In addition, changes to the Internal Revenue Code, administrative rulings or court decisions could increase our effective tax rate.  In this regard, on August 16, 2007, the Internal Revenue Service issued a revenue ruling which purports, among other things, to modify the calculation of separate account deduction for dividends received by life insurance companies.  We are currently evaluating the potential effect of the ruling on our tax position.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could negatively affect our businesses or result in losses.

We have devoted significant resources to develop our risk management policies and procedures and expect to continue to do so in the future.  Nonetheless, our policies and procedures to identify, monitor and manage risks may not be fully effective.  Many of our methods of managing risk and exposures are based upon our use of observed historical market behavior or statistics based on historical models.  As a result, these methods may not predict future exposures, which could be significantly greater than the historical measures indicate, such as the risk of pandemics causing a large number of deaths.  Other risk management methods depend upon the evaluation of information regarding markets, clients, catastrophe occurrence or other matters that is publicly available or otherwise accessible to us, which may not always be accurate, complete, up-to-date or properly evaluated.  Management of operational, legal and regulatory risks requires, among other things, policies and procedures to record properly and verify a large number of transactions and events, and these policies and procedures may not be fully effective.

Because we are a holding company with no direct operations, the inability of our subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations.

We are a holding company, and we have no direct operations.  Our principal asset is the capital stock of our insurance, investment management and communication company subsidiaries.

Our ability to meet our obligations for payment of interest and principal on outstanding debt obligations and to pay dividends to shareholders and corporate expenses depends upon the surplus and earnings of our subsidiaries and the ability of our subsidiaries to pay dividends or to advance or repay funds to us.  Payments of dividends and advances or repayment of funds to us by our insurance subsidiaries are restricted by the applicable laws of their respective jurisdictions, including laws establishing minimum solvency and liquidity thresholds.  Changes in these laws can constrain the ability of our subsidiaries to pay dividends or to advance or repay funds to us in sufficient amounts and at times necessary to meet our debt obligations and corporate expenses.

We face a risk of non-collectibility of reinsurance, which could materially affect our results of operations.

We follow the insurance practice of reinsuring with other insurance and reinsurance companies a portion of the risks under the policies written by our insurance subsidiaries (known as ceding).  At the end of 2006, we have ceded approximately $334 billion of life insurance in-force to reinsurers for reinsurance protection.  Although reinsurance does not discharge our subsidiaries from their primary obligation to pay policyholders for losses insured under the policies we issue, reinsurance does make the assuming reinsurer liable to the insurance subsidiaries for the reinsured portion of the risk.  As of June 30, 2007, we had $8.2 billion of reinsurance receivables from reinsurers for paid and unpaid losses, for which they are obligated to reimburse us under our reinsurance contracts.  Of this amount, $4.2 billion relates to the sale of our reinsurance business to Swiss Re in 2001 through an indemnity reinsurance agreement.  During 2004, Swiss Re funded a trust to support this business.  The balance in the trust changes as a result of ongoing reinsurance activity and was $1.8 billion at June 30, 2007.  In addition, should Swiss Re’s financial strength ratings drop below either S&P AA- or AM Best A or their NAIC risk-based capital ratio fall below 250%, assets equal to the reserves supporting business reinsured must be placed into a trust according to pre-established asset quality guidelines.  Furthermore, approximately $2.2 billion of the Swiss Re treaties are funds-withheld structures where we have a right of offset on assets backing the reinsurance receivables.

Included in the business sold to Swiss Re through indemnity reinsurance in 2001 was disability income business. Swiss Re is disputing its obligation to pay approximately $80 million of reinsurance recoverables on certain of this income disability business.  We have instituted suit to, among other things, collect such amount, and Swiss Re has initiated arbitration seeking, among other things, to be released from its reinsurance obligations on certain of the disability income business. Although the outcome of these proceedings is uncertain, we currently believe that it is probable that we will ultimately collect the full amount of the reinsurance recoverable from Swiss Re and that Swiss Re will ultimately remain at risk on all of its obligations on the disability income business that is acquired from us in 2001.

During the third quarter of 2006 one of LNL’s reinsurers, Scottish Re Group Ltd (“Scottish Re”), received rating downgrades from various rating agencies.  At June 30, 2007, of the $1.0 billion of fixed annuity business that LNL reinsures with Scottish Re, approximately 73% is reinsured through the use of modified coinsurance treaties, in which LNL possesses the investments that support the reserves ceded to Scottish Re.  For its annuity business ceded on a coinsurance basis, Scottish Re had previously established an irrevocable investment trust for the benefit of LNL that supports the reserves.  In addition to fixed annuities, LNL has approximately $93 million of policy liabilities on the life insurance business it reinsures with Scottish Re.  Scottish Re continues to perform under its contractual responsibilities to LNL.

The balance of the reinsurance is due from a diverse group of reinsurers.  The collectibility of reinsurance is largely a function of the solvency of the individual reinsurers.  We perform annual credit reviews on our reinsurers, focusing on, among other things, financial capacity, stability, trends and commitment to the reinsurance business.  We also require assets in trust, letters of credit or other acceptable collateral to support balances due from reinsurers not authorized to transact business in the applicable jurisdictions.  Despite these measures, a reinsurer’s insolvency, inability or unwillingness to make payments under the terms of a reinsurance contract, especially Swiss Re, could have a material adverse effect on our results of operations and financial condition.

Significant adverse mortality experience may result in the loss of, or higher prices for, reinsurance.

We reinsure a significant amount of the mortality risk on fully underwritten newly issued, individual life insurance contracts.  We regularly review retention limits for continued appropriateness and they may be changed in the future.  If we were to experience adverse mortality or morbidity experience, a significant portion of that would be reimbursed by our reinsurers.  Prolonged or severe adverse mortality or morbidity experience could result in increased reinsurance costs, and ultimately, reinsurers not willing to offer coverage.  If we are unable to maintain our current level of reinsurance or purchase new reinsurance protection in amounts that we consider sufficient, we would either have to be willing to accept an increase in our net exposures or revise our pricing to reflect higher reinsurance premiums.  If this were to occur, we may be exposed to reduced profitability and cash flow strain or we may not be able to price new business at competitive rates.

Catastrophes may adversely impact liabilities for policyholder claims and the availability of reinsurance.

Our insurance operations are exposed to the risk of catastrophic mortality, such as a pandemic, an act of terrorism or other event that causes a large number of deaths or injuries.  Significant influenza pandemics have occurred three times in the last century, but the likelihood, timing, or the severity of a future pandemic cannot be predicted.  In our group insurance operations, a localized event that affects the workplace of one or more of our group insurance customers could cause a significant loss due to mortality or morbidity claims.  These events could cause a material adverse effect on our results of operations in any period and, depending on their severity, could also materially and adversely affect our financial condition.

The extent of losses from a catastrophe is a function of both the total amount of insured exposure in the area affected by the event and the severity of the event.  Pandemics, hurricanes, earthquakes and man-made, including terrorism, catastrophes may produce significant damage in larger areas, especially those that are heavily populated.  Claims resulting from natural or man-made catastrophic events could cause substantial volatility in our financial results for any fiscal quarter or year and could materially reduce our profitability or harm our financial condition.  Also, catastrophic events could harm the financial condition of our reinsurers and thereby increase the probability of default on reinsurance recoveries.  Accordingly, our ability to write new business could also be affected.

Consistent with industry practice and accounting standards, we establish liabilities for claims arising from a catastrophe only after assessing the probable losses arising from the event.  We cannot be certain that the liabilities we have established will be adequate to cover actual claim liabilities, and a catastrophic event or multiple catastrophic events could have a material adverse effect on our business, results of operations and financial condition.

We may be unable to attract and retain sales representatives and other employees, particularly financial advisors.

We compete to attract and retain financial advisors, wholesalers, portfolio managers and other employees, as well as independent distributors of our products.  Intense competition exists for persons and independent distributors with demonstrated ability.  We compete with other financial institutions primarily on the basis of our products, compensation, support services and financial position.  Sales in our businesses and our results of operations and financial condition could be materially adversely affected if we are unsuccessful in attracting and retaining financial advisors, wholesalers, portfolio managers and other employees, as well as independent distributors of our products.

Our sales representatives are not captive and may sell products of our competitors.

We sell our annuity and life insurance products through independent sales representatives.  These representatives are not captive, which means they may also sell our competitors’ products.  If our competitors offer products that are more attractive than ours, or pay higher commission rates to the sales representatives than we do, these representatives may concentrate their efforts in selling our competitors’ products instead of ours.

Intense competition could negatively affect our ability to maintain or increase our profitability.

Our businesses are intensely competitive.  We compete based on a number of factors including name recognition, service, the quality of investment advice, investment performance, product features, price, perceived financial strength, and claims-paying and credit ratings.  Our competitors include insurers, broker-dealers, financial advisors, asset managers and other financial institutions.  A number of our business units face competitors that have greater market share, offer a broader range of products or have higher financial strength or credit ratings than we do.

In recent years, there has been substantial consolidation and convergence among companies in the financial services industry resulting in increased competition from large, well-capitalized financial services firms.  Many of these firms also have been able to increase their distribution systems through mergers or contractual arrangements.  Furthermore, larger competitors may have lower operating costs and an ability to absorb greater risk while maintaining their financial strength ratings, thereby allowing them to price their products more competitively.  We expect consolidation to continue and perhaps accelerate in the future, thereby increasing competitive pressure on us.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations.  These parties include the issuers whose securities we hold, borrowers under the mortgage loans we make, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers and other financial intermediaries.  These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure, corporate governance issues or other reasons.  A downturn in the United States and other economies could result in increased impairments.

We may have difficulty integrating Jefferson-Pilot and may incur substantial unexpected costs in connection with the integration.

We may experience material unanticipated difficulties or expenses in connection with integrating Jefferson-Pilot, especially given the relatively large size of the merger.  Integrating Jefferson-Pilot with us is a complex, time-consuming and expensive process.  Before the merger, we and Jefferson-Pilot operated independently, each with its own business, products, customers, employees, culture and systems.

We may seek to combine certain operations, functions and legal entities using common information and communication systems, operating procedures, financial controls and human resource practices, including training, professional development and benefit programs.  We may be unsuccessful or delayed in implementing the integration of these systems and processes, which may cause increased operating costs, worse than anticipated financial performance or the loss of clients, employees and agents.  Many of these factors are outside our control.

Anti-takeover provisions could delay, deter or prevent our change in control even if the change in control would be beneficial to LNC shareholders.

We are an Indiana corporation subject to Indiana state law.  Certain provisions of Indiana law could interfere with or restrict takeover bids or other change in control events affecting us.  Also, provisions in our articles of incorporation, bylaws and other agreements to which we are a party could delay, deter or prevent our change in control, even if a change in control would be beneficial to shareholders.  In addition, under Indiana law, directors may, in considering the best interests of a corporation, consider the effects of any action on stockholders, employees, suppliers and customers of the corporation and the communities in which offices and other facilities are located, and other factors the directors consider pertinent.  One statutory provision prohibits, except under specified circumstances, LNC from engaging in any business combination with any shareholder who owns 10% or more of our common stock (which shareholder, under the statute, would be considered an “interested shareholder”) for a period of five years following the time that such shareholder became an interested shareholder, unless such business combination is approved by the board of directors prior to such person becoming an interested shareholder.  In addition, our articles of incorporation contain a provision requiring holders of at least three-fourths of our voting shares then outstanding and entitled to vote at an election of directors, voting together, to approve a transaction with an interested shareholder rather than the simple majority required under Indiana law.

In addition to the anti-takeover provisions of Indiana law, there are other factors that may delay, deter or prevent our change in control.  As an insurance holding company, we are regulated as an insurance holding company and are subject to the insurance holding company acts of the states in which our insurance company subsidiaries are domiciled.  The insurance holding company acts and regulations restrict the ability of any person to obtain control of an insurance company without prior regulatory approval.  Under those statutes and regulations, without such approval (or an exemption), no person may acquire any voting security of a domestic insurance company, or an insurance holding company which controls an insurance company, or merge with such a holding company, if as a result of such transaction such person would “control” the insurance holding company or insurance company.  “Control” is generally defined as the direct or indirect power to direct or cause the direction of the management and policies of a person and is presumed to exist if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

I.           PLAN OVERVIEW

The purpose of the Plan is to recognize the services provided by certain highly successful agents.

Here is a summary of the Plan’s key features (capitalized terms are defined below):

✓
Each year, you may elect to defer receipt of up to 70 percent of your Benefitable Commissions into this Plan.  Because the money you defer is contributed before the imposition of federal income taxes, your contributions to the Plan are referred to as your Pre-Tax Deferrals.  You must make your election to contribute Benefitable Commissions earned during a calendar year before January 1st of that year.

✓
The investment performance of your Pre-Tax Deferrals will depend upon the performance of the Investment Options that you select for the investment of your Pre-Tax Contributions. Your Company Basic Match contributions and any Company Discretionary Match contributions, and any Special Credit(s) (together, “Company Contributions”) will be invested in a similar fashion.  There are 24 available Investment Options, as described in the Section entitled “Your Investment Options,” beginning on page 29 below.

✓
Your Account balance is generally 100% vested at all times (unless you have a special arrangement with other terms), although you may forfeit Company Contributions (and any earnings attributable to Company Contributions) in cases where you are involuntarily terminated for Cause. Your Account balance is comprised of your Pre-Tax Deferrals, Company Contributions, and any earnings/(losses) due to investment performance.

✓	You may not transfer any amounts credited to the LNC Stock Unit Fund into any other Investment Option.

✓	You must elect for your Pre-Tax Deferrals to begin effective January 1st of a Plan year. The “Delayed Deferral” option has been discontinued due to changes in the tax laws.

✓
You may be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match contribution is $0.50 for every dollar you contribute, up to six-percent of the Benefitable Commissions that you elect to defer (e.g., up to 3% of Benefitable Commissions).

✓
You may also be eligible to receive a Company Discretionary Match contribution with respect to certain Pre-Tax Deferrals if we decide to make one for a particular Plan year.  The Company Discretionary Match contribution may range in amount from $ .01 to $1.00.

✓
The investment performance of your Account will depend upon the performance of the Investment Options that you select from the Plan’s menu of available Investment Options.  Your Account will not actually be invested in those Investment Options.  Instead, the performance of the Investment Options will be used solely as a measure to calculate the value of your Plan Account, and eventual benefit.  This is sometimes referred to as “phantom” or “notional” investing.

The Plan is referred to as a “non-qualified” plan because it is not tax-qualified under section 401 of the Code. Unlike benefits in the “qualified” 401(k) Plan, benefits under this non-qualified Plan are not protected against our insolvency.  If we become insolvent, you would have no rights greater than our other general unsecured creditors have to our assets. As a result, your Account balance would not be guaranteed if we became insolvent.

This Prospectus/SPD is intended to serve as a summary of Plan features and does not detail every possible combination of circumstances that could affect your participation in the Plan or your Account balance. The Plan Document is the legal document regarding your benefits and is the primary resource for all Plan questions.  In the event of any discrepancies between this Prospectus/SPD and the legal document, the Plan Document will govern.

II.           DEFINITIONS

Account.  The term “Account” refers to the separate deferred compensation account that we have established in your name.  Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking notional contributions (and any earnings/losses thereon) credited to the various Investment Options available under the Plan.  We may establish various sub-accounts within your Account for the purpose of tracking the amounts credited to the various notional Investment Options you have chosen, for tracking Pre-Tax Deferrals and Company Contribution amounts, investment earnings/losses, and for other administrative purposes.

Benefitable Commissions.  Benefitable Commissions may be deferred by you into the Plan, subject to certain limits, as described in Section B, below.  Benefitable Commissions are defined as first year life insurance commissions plus first year annuity commissions from the sale of LNL’s or any other employer’s products.  Benefitable Commissions do not include commissions on contract renewals.

Benefits Administrator.  The Benefits Administrator is the Plan’s fiduciary and administrator.   The Benefits Administrator is the Vice President of Benefits and Human Resources Administrative Services.  The Benefit Administrator is responsible for the day-to-day administration of this Plan and the authority to made administrative decisions and to interpret the Plan.

Cause.  In the context of a termination for “Cause,” and as determined by the Benefits Administrator in its sole discretion, Cause shall mean:  (1) your conviction for a felony, or other fraudulent or willful misconduct that is materially and demonstrably injurious to the business or reputation of LNC, or (2) the willful and continued failure to substantially perform your duties with LNC or a subsidiary (other than a failure resulting from your incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to your or your manager which specifically identifies the manner in which the manager believes that the you have not substantially performed your duties.

Code.  The Internal Revenue Code of 1986, as amended.

Commissions.  Commissions are defined as Benefitable Commissions plus commissions on contract renewals.

Company Basic Match.  The Company Basic Match is a “guaranteed” match made on a bi-weekly payroll basis equal to $0.50 of every dollar of Benefitable Commissions contributed to this Plan, up to a maximum of 6% of Benefitable Commissions, to the extent such dollar cannot be contributed to the 401(k) Plan due to IRS limits.

Company Contributions.  Company Contributions include any Company Basic Match contribution, Company Discretionary Match contribution, or any Special Credit contributed by the Company to your Account.

Company Discretionary Match.  The Company Discretionary Match contribution is made entirely at our discretion, and in some years may not be made at all.  The amount of the Company Discretionary Match for a particular Plan year is based on pre-set performance criteria, the satisfaction of which must be approved by our Board of Directors before the Company Discretionary Match can be credited to you.  Even if pre-set performance criteria are met, the Board reserves the discretion not to pay a Company Discretionary Match contribution for a particular year.

Disability.  You will be considered disabled if you meet the definition of “disability” contained in the Social Security Act, or you have been receiving income replacement benefits for a period of at least three months under one of the Company’s accident or health plans by reason of a medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of at least 12 months.

Investment Options.  The term “Investment Options” refers to the menu of investments options available under the Plan for you to invest in on a notional or “phantom” basis.  A description of each Investment Option is included in this Prospectus/SPD beginning on page 29.  We reserve the right to add or remove an Investment Option from the Plan at any time and from time to time.

Key Employees.  Key Employees are defined under section 416(i) of the Code (the “top heavy” rules), and would include up to 50 of the highest paid officers of LNC.  Under no circumstances may a payment under this Plan be made to a Key Employee within the first six months following the Key Employee's Separation from Service.  Although it is unlikely that a Key Employee would participate in this Plan, or have a balance credited to an Account under this Plan, a determination of whether you are a Key Employee or not shall be made solely in the discretion of the Benefits Administrator, and in compliance with Code section 409A and any regulations promulgated thereunder.

LNL.  LNL refers to The Lincoln National Life Insurance Company.

Nolan.  Nolan refers to Nolan Financial Group, the Plan’s recordkeeper and third-party administrator.

Open Window Periods.  Open Window Periods generally commence on the later of (a) the second business day after our quarterly earnings release, or (b) the first business day after the quarterly investors conference and end on the fifteenth day of the last month of the quarter, unless we determine otherwise. If such fifteenth day is not a day on which trading occurs on the New York Stock Exchange, the window period shall end on the business day immediately preceding such day.

Pre-Tax Deferrals.  Pre-tax Deferrals are the amount of Benefitable Commissions that you have elected to contribute to this Plan in accordance with the enrollment and/or election procedures established by the Benefits Administrator.

Separation from Service.  The Benefits Administrator shall determine whether you have experienced a Separation from Service from LNC; such determination will be consistent with the definition of “separation from service” provided in Code section 409A and in any regulations promulgated thereunder.

Special Credit.  We may credit your Account with a special employer credit at any time during a Plan year.  Special Credits may have special forfeiture, vesting, or other restrictions or conditions associated with them, as determined by the Benefits Administrator.

Stock Units.  “Stock Units” refers to “phantom” units of the Lincoln National Corporation common stock fund offered to employees in the Lincoln National Corporation Employees’ Savings and Profit-Sharing Plan.  You may direct Nolan to contribute all or a portion of your Pre-Tax Deferrals and Company Contributions into the Plan’s Stock Unit Account.  However, amounts invested in Stock Units may not be redeemed or transferred out of the Stock Unit Account until your Plan Account is distributed to you.

Units.  “Units” means “phantom” or hypothetical shares of the Investment Options available under this Plan, excluding the Stock Units.  Units will be notionally credited to your Account pursuant to your investment directions on file with Nolan.

III.           PLAN DESCRIPTION

A.           Eligibility & Participation

This Plan is being offered to select sales agents of Lincoln National Corporation and its affiliates.  You will be eligible to participate in the Plan if you earned at least $100,000 in commissions during the prior calendar year, and you are classified as a full-time life insurance salesperson under the Federal Insurance Contributions Act.  You must have also entered into an AG2F contract with LNL.  Effective July 1, 2005, experienced subsidy agents of LNL became eligible to participate in this Plan, provided they also met the threshold commissions requirement of $100,000 .

B.           Deferral Provisions – Your Contributions to the Plan

You will not be eligible to make a deferral for a Plan year if you do not meet the eligibility requirements described above.

If you are eligible to participate, you may commence participation by making an election to defer up to 70% of your Benefitable Commissions into this Plan, such election to become effective beginning on January 1st of the next calendar year.  You may make a valid election by complying with the administrative procedures governing elections established from time to time by the Benefits Administrator.  You must make your election within the time frame established by the Benefits Administrator, but in no event later than December 31st of the year prior to the year in which your Benefitable Commissions are earned.

You are not required to defer any part of your Benefitable Commissions into this Plan; however, if you do not elect to defer at least 6% of your Benefitable Commissions, you may not receive the full amount of Company Basic Match and any Company Discretionary Match contribution that you would otherwise be eligible to receive.

C.           Company Contributions to the Plan

General.  Any amount that you defer into the Plan after you have earned a threshold amount of $175,000 in commissions will be eligible for Company Basic and any Company Discretionary Matches.  The first $175,000 of your commissions may be matched in The Lincoln National Life Insurance Company Agents’ Savings & Profit Sharing Plan, but they are not eligible to be matched in this Plan.   In other words, you will not receive any match under this Plan until your commissions have exceeded the $175,000 threshhold amount.

Company Basic Match. You will be eligible to receive a Company Basic Match contribution on certain Pre-Tax Deferrals that you make to this Plan.  The Company Basic Match is $0.50 for every dollar you contribute that is above the IRS’ annual compensation limit ($225,000 for 2007), up to six-percent of the Benefitable Commissions that you elect to defer (e.g., total annual value = 3% of Benefitable Commissions).

Your Company Basic Match contributions will be invested in accordance with the investment directions you have provided to Nolan with respect to your own contributions (Pre-Tax Deferrals).

Company Discretionary Match. Any Company Discretionary Match contribution that we decide to make will be invested in accordance with the investment instructions you have provided to Nolan.  The Company Discretionary Match will be credited to your Account as soon as administratively feasible after the Company’s Board of Directors approves the Discretionary Match (typically in late March or early April).  The Company Discretionary Match may range in amount from $ .01 to $1.00.

Failure to elect to defer at least 6% of your Benefitable Commissions directly into this Plan could result in you not receiving the full amount of Company Basic Match and Company Discretionary Match contributions that you would otherwise have been entitled to receive.

Special Credits. In addition to the Company Basic Match and Company Discretionary Match contributions described above, we may credit your Account with a special employer credit for any calendar year.  Special Credits may have a vesting schedule, or such other terms as determined by the Benefits Administrator. Special Credits should not be confused with the Company’s Basic Match or Discretionary Match contributions.

D.           Vesting

Subject to your involuntary termination for Cause, you are immediately vested in all the amounts credited to your Plan Account, unless you have a special arrangement with other terms: your Pre-Tax Deferrals, Company Basic Match contributions, any Company Discretionary Match contributions, and/or any Special Credits described above (unless the terms of the Special Credit specify otherwise) are all 100% vested and non-forfeitable.

E.           Account Characteristics

For recordkeeping purposes, you will have an Account established in your name.  In addition, separate investment sub-account(s) may be established within your Account, one for each Investment Option that you select, including one for “phantom” units representing the LNC Stock Fund (your “Stock Unit” sub-account).  Please note, that your “investment” in the various Investment Options offered under the Plan is notional only—sometimes referred to as “phantom” or hypothetical investing.  There is no obligation for LNC to actually invest your money in the Investment Options that you have selected.  The crediting of your Pre-Tax Contributions, and any Company Contributions to the various Investment Options in the Plan is solely a recordkeeping device.  Earning and/or losses are credited to your investment sub-accounts(s) based on the gains or losses experienced in the “real” investment options that the Plan’s Investment Options track.

Subject to the following restrictions and exceptions, you may change your investment instructions, as well as transfer amounts from one non-Stock Unit Investment Option to another non-Stock Unit Investment Option, on a daily basis.  Transfers are limited to one per day, and restrictions on aggregate annual trades in a particular Investment Option may also apply.  Amounts credited to your Stock Unit sub-account must remain invested in Stock Units until your benefit is distributed to you.  In addition, transfers of assets from a non-Stock Unit investment into Stock Units may be limited to Open Window Periods as well as the additional restrictions described in our Insider Trading and Confidentiality Policy, located on LFG’s intranet site.  Amounts credited to a pre-1996 former CIGNA Deferred Compensation Plan sub-account must remain invested in this sub-account until your benefit is distributed.

We reserve the right to eliminate or change Investment Options at any time.  We are under no obligation to offer any particular Investment Option or to effectuate an investment selection by you.  Any selection shall be treated by us as a mere expression of investment preference on your part.

F.  Investment Options – The Sub-Accounts

The Plan’s Investment Options include the LNC Stock Unit Fund, a Guaranteed Account, and a variety of other investment accounts or funds (unregistered insurance company separate accounts).  A description of these Investment Options, including information about each Investment Option’s investment objectives, strategy, primary risks, fees/expenses and manager(s), is provided in the Section of this SPD/Prospectus called “Your Investment Options” beginning on page 29.

Information about the Investment Options is updated from time to time and can be found on the Company’s website, and on Nolan’s website.  In some cases, where the Investment Option is invested in shares of a mutual fund (funds registered under the Investment Company Act of 1940), a separate fund prospectus is available from the company establishing the mutual fund.

All amounts credited to your Account will remain the assets of LNC until the time such assets are distributed to you.

Your Pre-Tax Deferrals to this Plan will be invested in the Investment Options as you direct.  Any Company Contributions credited to your Account will be invested in the same manner as elected for your Pre-Tax Deferrals.  Nolan will deem any investment direction(s) given to them to be continuing directions until you affirmatively change them.  If you have not given Nolan specific investment directions for your Plan accounts, Nolan will automatically invest your Contributions into the Plan’s current default investment option, SA #14 -- the Short-

Term Account.  Effective August 1, 2007, the default investment option for the Plan will change from SA #14 to the Balanced Fund, SA #21.

Investment Options under the Plan will be valued each day that stock exchanges in the United States are open for business.  Depending on the Investment Option and the type of security being valued, a determination of value is based on: the closing price of the security on an exchange on which such securities are listed; the average bid quotations for such securities; quotations from other sources deemed by the Plan Administrator to be reliable as fairly reflecting the market price or redemption price of the securities; the value as reported by an insurance company with respect to a segregated investment account in which the Plan invests; or the average sale or purchase price of the securities when the Plan Trustee is required to sell or purchase securities on the open market to comply with the requests of participants.

All of the Investment Options, including the LNC Stock Unit Fund (discussed above), on which all of the Plans hypothetical investments are based, are unitized funds.  That means investors own a pro-rata portion of all of the securities that may be held by the Investment Option (e.g., stocks, bonds, shares of mutual funds, or units of variable insurance trust funds  – or whatever other securities or instruments the manager of the Investment Option has chosen to invest in to meet its investment objectives), as well as a pro-rata portion of any cash or money market investment held by the Investment Option for liquidity purposes.

The value of a hypothetical Unit of an Investment Option under this Plan “tracks” or is based on the value of Unit of the Investment Option with the same name in the Lincoln National Corporation Employees’ Savings and Profit-Sharing Plan (the “Employees’ Savings Plan”).  The value of a unit of the LNC Stock Unit Fund is based on, or ‘tracks”, a unit of the LNC Common Stock Fund in the Employees’ Savings Plan.

The value of a unit of any Investment Option is determined by adding the value of all of securities held in the Investment Option, plus any cash or the value of any money market investment, then dividing the total value of the Account by the total number of outstanding units issued by the Investment Option.  For the LNC Stock Unit Fund, the value of a unit is calculated each day by dividing the current value of all LNC Common Stock in Lincoln National Corporation Common Stock Account invested in by participants of the Employees’ Savings Plan, plus any cash, by the total number of units allocated to participants in that Plan.  This Fund holds units of a money market account rather than actual cash to satisfy liquidity needs.  The cash or money market units are used to execute daily transactions, thus avoiding the need for the manager to sell shares of stock on the open market and wait to receive the cash proceeds from the sale to satisfy a participants’ transfer or redemption transaction.

The valuation date for transfers into the LNC Stock Unit Fund is the date your request, is received and confirmed by Nolan, as long as your call is received prior to 3 p.m. (Central Time) on a business day (otherwise the next business day).  The valuation date for all other distributions is provided under the Plan.  The valuation date for new contributions into the LNC Stock Unit Fund is the business day on which, or next following the date on which your contribution to the Plan is credited by Nolan to your account.

G.           Choosing a Beneficiary

When you first enroll you will be asked to designate a beneficiary (a person or an entity such as a trust who will be entitled to receive the value of your account if you die before distribution).  You may name anyone you wish as your beneficiary.

You may, if you wish, name more than one person as beneficiary.  If you name more than one person, however, you should specify the percentage you wish paid to those persons.  Otherwise, the beneficiaries will share the account value equally.

If you do not have a beneficiary designation on file, or if your beneficiary dies before you and you have not named a contingent beneficiary, the value of your account will be payable to your spouse, if living, and otherwise to your estate.

At any time you may change your beneficiary by filing a new designation of beneficiary form.  A Beneficiary Designation form can be obtained by contacting the Nolan Financial Group at:  (888) 907-8633.  The change will be effective on the date that you submit the form.  You must mail or fax the form to Nolan—this form cannot be submitted electronically.

H.           Distributions and Taxes

Distributable Events.  Distributions from this Plan are permitted only upon the occurrence of the following five events:

♦	The termination of your AG2F contract with LNL* (after a minimum six month delay for Key Employees);
♦	Separation from Service (with a minimum six month delay for Key Employees);
♦	A fixed date designated at the time of deferral or during the special election period between August 14, 2007 and October 5, 2007 (designating a new “Flexible Distribution Year Account”);
♦	Death; or
♦	A qualifying financial hardship

* This is a Distributable Event only for agents with Termination Accounts who terminate AG2F contracts between August 14, 2007 and October 5, 2007 and who do not make a special JOBS Act election during this period.

You may not take a loan against the balance credited to your Account.

You may not accelerate the receipt of any assets deferred or contributed to your Plan accounts (or any earnings allocable to such amounts) on or after January 1, 2005.  This includes an acceleration of distribution by forfeiting a portion of your Account as a penalty (known as a “haircut”).

You may, however, elect to delay or “re-defer” the distribution of your Account beyond a previously selected distribution date, subject to certain restrictions as described in more detail below.

Termination Accounts—Default Distribution Date.  Previously, you were allowed to defer Pre-Tax Deferrals (and any related Company Contributions) into a “Termination Account,” to be paid out upon the termination of your AG2F contract with LNC.  However, in order to comply with changes to the tax rules made by the American Jobs Creation Act of 2004 (the “JOBS Act”), you must elect a more specific, objectively determinable distribution date election with respect to assets currently credited to your Termination Account.  We will be soliciting elections from you during a special JOBS Act election period from August 14, 2007 to October 5, 2007, requesting that you designate a “Flexible Distribution Year” for your Termination Account assets.  A Flexible Distribution Year Account can be any calendar year beginning in 2009— it is not necessary for the year to end in a “0” or “5”.   If you fail to make an election by the deadline set by our Benefit Administrator—October 5, 2007—any assets credited to a Termination Year Account will be paid to you on a Default Distribution Date. The Default Distribution Date for converted Termination Accounts is February 5th of the calendar year in which your 65th birthday occurs.  However, if your 65th birthday occurs before January 1, 2009, your Termination Account will be payable to you on February 5, 2009.  Your Account will be valued as of the close of business on February 5th or on the last business day preceeding February 5th of the applicable calendar year.  Current Distribution Year Accounts are not be affected by this change. Further, agents with Termination Accounts who terminate AG2F contracts between August 14, 2007 and October 5, 2007 and who do not make a special JOBS Act election during this period will have their Termination Account assets paid out under the prior rules.  They will not be subject to the Default Distribution Date rules.

Termination Accounts -- Default Distribution Form.  Unless you elect an alternative form of distribution for your Termination Account during the special JOBS Act election period from August 14, 2007 to October 5, 2007, you will receive amounts credited to a converted Termination Account in a lump sum distribution.  Amounts credited to your non-Stock Unit investment sub-accounts will be paid to you in cash lump sum distribution on your Distribution Date (either the year indicated by your elected Flexible Distribution Year Account, or your Default Distribution Date, as described above).  You will receive amounts credited to your Stock Unit investment sub-account in shares of LNC Stock in a lump sum (with fractional shares in cash) on your Distribution Date as well.

Flexible Distribution Year Accounts.  Beginning with the 2007 annual enrollment period (for the 2008 Plan year), you may elect to defer your Pre-Tax Deferrals into a Flexible Distribution Year Account that you designate at the time you elect to defer amounts into the Plan.  Flexible Distribution Year Accounts may be any calendar year--it is not necessary for the year to end in a “0” or “5”.  You must make this irrevocable election at the time of your deferral on your Distribution Election Form. You may not designate a Flexible Distribution Year Account that is earlier than 2009.  In general, you must designate Flexible Distribution Year Accounts that are later than the calendar year immediately following the calendar year in which you make your Pre-Tax Deferral election.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account or Distribution Year Account that you have designated for that year’s Pre-Tax Deferrals.  Special Credits will be contributed to the Flexible Distribution Year Account or DistributionYear Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three Distribution Year Accounts (elected prior to 2007), and Flexible Distribution Year Accounts.

Distribution Year Accounts.  Beginning in 2008, Distribution Year Accounts will be replaced by Flexible Distribution Year Accounts.  Prior to 2007, you may have elected to defer your Pre-Tax Deferrals into any one of the following pre-established Distribution Year Accounts: the year

2010 Account, 2015 Account, or 2020 Account – or any fifth year afterwards.  You were not permitted to designate a Distribution Year Account that was earlier than the calendar year immediately following the calendar year in which you made your Pre-Tax Deferral election. You were required to make this irrevocable election at the time of your deferral on your Distribution Election Form.

Distribution Year Accounts elected prior to 2007 will not be affected by these changes, but going forward, you will elect to make Pre-Tax Deferrals into Flexible Distribution Year Accounts.

Any Company Contributions made during a year will automatically be contributed to the Flexible Distribution Year Account(s) or Distribution Year Account(s) that you have designated for that year’s Pre-Tax Deferrals; or, in the case of a Special Credit, to a Flexible Distribution Year Account or Distribution Year Account designated by the Benefits Administrator in his sole discretion.

You may have up to three (3) different Accounts at one time: any combination of three Distribution Year Accounts (elected prior to 2007), and Flexible Distribution Year Accounts.

Distribution Year Accounts – Default Distribution Form.   You may or may not have made an election regarding the form in which you wanted your Distribution Year Account distributed to you (e.g., lump sum, or annual installments).  In fact, you may have made separate elections for your pre-2005 and 2005 contributions.  Regardless of any of your prior elections, you must make an election now regarding the form of distribution for any existing Distribution Year Accounts.  You will be required to make a new election as to the form of distribution for your Distribution Year Account, even if you have already made an election.  If you fail to make a distribution form election by the deadline set by our Benefit Administrator—October 5, 2007—any assets credited to your existing Distribution Year Account(s) will be paid to you in the Default Distribution Form—a lump sum.

Flexible Distribution Year & Distribution Year Accounts – Distribution Dates.  Any Pre-Tax Deferrals, plus any Company Contributions made with respect to such deferrals, plus investment earnings/losses allocable to such amounts, will be distributed to you as of February 5th of the specified distribution year.  For example, if you have a 2010 Distribution Year Account, your Distribution Date will be February 5, 2010.  Or, if you have a 2017 Flexible Distribution Year Account, your account will be distributed to you as of February 5, 2017.  Your Account will be valued as of the close of business on February 5th or on the last business day prior to February 5th.  Payment will made to you as soon as administratively practicable, but in no event later than 90 days after the valuation date.  If you have elected to defer Pre-Tax Contributions and related Company Contributions to a pre-established Flexible Distribution Year Account or Distribution Year Account with a date that is beyond the date of your Separation from Service or the date on which your AG2F contract with LNL terminates, distribution of the assets credited to such Account will start in the year specified by your Account designation—not earlier or later.

Alternative Distribution Forms.   If you do not wish to receive your Flexible Distribution Year Account or Distribution Year Account in a lump-sum payment (the default distribution form), you must elect one of the following alternative payment options in either an “Initial Election” or a “Secondary Election,” as described below.  The alternative distribution forms available to you are:

•	Five-year installment payments
•	Ten-year installment payments
•	Fifteen-year installment payments
•	Twenty-year installment payments

If you choose five-year installment payments, you will receive 1/5 of your total account balance the first year, 1/4 of the remaining account balance the second year, 1/3 of the remaining account balance the third year, 1/2 of the remaining account balance the fourth year and all of the remaining balance the final year.

Initial and Secondary Elections. Beginning with the 2007 annual enrollment period (pertaining to the 2008 Plan year), you will be required to elect a Flexible Distribution Year Account, and the distribution form for such Account, by completing a deferral election form.  This will constitute your “Initial Election” under the Plan.  If you make a Flexible Year Distribution Account election for an existing Termination Account, or an election regarding the distribution form for amounts credited to an existing Distribution Year Account during the special JOBS Act election period (August 14, 2007 through October 5, 2007), this will also constitute an Initial Election under the Plan.  Finally, if you have an existing Termination Account or Distribution Year Account as of October 5, 2007 and you do not make a Flexible Distribution Year Account election for your Termination Account, or a distribution form election for your existing Distribution Year Account during the special JOBS Act election period, your Account will be defaulted as described above, and you will be deemed to have made an Initial Election.  This does not apply to agents who terminate their AG2F contracts during the special JOBS Act election period (August 14, 2007 through October 5, 2007) and who have made previous elections as to distribution form for their Accounts.

For new participants electing to make Pre-Tax Deferrals for the first time during the 2007 annual enrollment period, you will make an “Initial Election” when you complete your deferral election form by indicating a Flexible Distribution Year Account as well as the distribution form for such Account.

Under any of the above scenarios, you will have just one additional opportunity, or “Secondary Election,” to delay your payment date by a minimum of five (5) years.  Your Secondary Election is not effective for one year—it becomes effective on the 366th day.  If you choose to make a Secondary Election, you will need to make it at least 366 days prior to the date on which your account would have been paid under your Initial Election.  At this time you may also elect to change the distribution form—from a lump sum to installments or vice-versa—with a mandatory minimum five (5) year delay.

Upon Death.  In the event of your death prior to the commencement of the distribution of your Account(s), you or your beneficiary will receive a lump sum payment that will be paid as soon as possible after your death (but in no event later than 90 days after the date of your death), regardless of any distribution form election that you may have made.  Your Account(s) will be valued as of the date of your death for distribution to your Beneficiary(ies).

In the event of your death after the distribution of your Account(s) (per your election of an “Alternative Distribution Form”—as described above) has commenced, but prior to the complete distribution of your Account balance(s) to you, your remaining Account balance(s) will continue to be paid to your Beneficiary(ies) in accordance with your elected distribution option.

Delays in Distributions.  As described in the Section above describing “Initial and Secondary Elections,” you are allowed to make a one-time, irrevocable election to delay the date on which your Account would otherwise be distributed to you by making a “Secondary Election.”  You must make a Secondary Election at least 366 days prior to the date on which your Account would have been paid under the Initial Election, and the distribution must be delayed for at least 5 additional years.

Upon a Qualifying Financial Hardship.  In the event of a qualifying financial hardship, the Benefits Administrator will direct that you be paid from your Account balance an amount in cash sufficient to meet the financial hardship.  Assets from your non-Stock Unit sub-account will be used first.  In the event that the amount needed to satisfy the hardship is greater than the value of your Stock Unit sub-account, the balance of your hardship distribution will be paid to you in shares of LNC Stock.  Hardship distributions will be permitted only if you are faced with an unforeseeable financial emergency. An unforeseeable financial emergency is defined as “severe hardship to the participant resulting from a sudden and unexpected illness or accident of the participant or a dependent of the participant, loss of the participants property due to casualty or other extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant.”  The Benefits Administrator determines if the hardship qualifies under the appropriate standards.  Please note that it is very rare that a hardship meets these stringent criteria.

Taxes.  Distributions under this Plan are taxable as ordinary income in the year that you receive them.  Income taxes will be withheld, if required, in accordance with federal, state and local income tax laws.  Because of the nature of this Plan (non-qualified), you cannot “roll over” distributions from this Plan into a qualified plan such as your IRA or another employer’s savings plan.

If your distribution includes LNC stock and you do not have a cash distribution large enough for the tax withholding, shares of stock scheduled for distribution will be sold to satisfy the tax withholding requirement, or your non-Stock Unit sub-account(s) will be debited to pay the necessary taxes, at the discretion of the Benefits Administrator.

Commencement of distributions from accounts with balances less than $10,000 will be payable in a lump sum in all circumstances.  For example, if your account balance is $15,000 and you elect five annual installments and your balance at the third installment is $9,000, you will receive a total distribution in that year and no further installments.

I.           Other Important Facts about the Plan

Lincoln National Corporation Securities.   This Prospectus/SPD covers $10 million of Deferred Compensation Obligations registered under this Plan.  The Deferred Compensation Obligations represent our obligations to pay deferred compensation amounts in the future to Plan participants (similar to the repayment of a debt).  Compensation deferred for a participant under the Plan is notionally credited to various Investment Options (phantom investments) selected by the Benefits Administrator that are used to value the Plan account we establish for the participant.  Each account is credited with earnings, gains, and losses based on these notional investment measures.

The Deferred Compensation Obligations are our unsecured and unsubordinated general obligations and rank pari passu with our other unsecured and unsubordinated indebtedness.  The Deferred Compensation Obligations are not convertible into any other security except that account balances treated as invested in our common stock are distributed in shares of our common stock.

For information regarding distributions from the Plan, see “H.  Distribution and Taxes” above.

Unfunded Status.  This Plan is a non-qualified and unfunded benefit plan.  Unlike a qualified retirement plan, which is subject to strict funding requirements under ERISA and the Code, your Account balance is not held in trust and is therefore not protected against the claims of our general creditors in the case of our insolvency.  In the event of insolvency, the rights of any participant in the Plan (as well as the rights of his or her beneficiary or estate) to claim amounts under the Plan are solely those of an unsecured general creditor of LNC.  No trustee has been appointed to take action with respect to the Deferred Compensation Obligations.  You, and each other participant in the Plan will be responsible for enforcing your own rights with respect to the Deferred Compensation Obligations.  We may establish a “rabbi,” or grantor trust to serve as a source of funds from which we can satisfy the obligations.  If a grantor trust is established, it will not change the unfunded status of the Plan--you will continue to have no rights to any assets held by the grantor trust, except as our general creditors.  Assets of any grantor or rabbi trust will at all times be subject to the claims of our general creditors.

Amendment & Termination of the Plan.  We have the ability to amend the Plan prospectively at any time.  It also has the ability to terminate the Plan provided that you and other participants and beneficiaries receive advance notice.

No Assignment of Interests.   Your interests in this Plan are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment.  Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her Beneficiary(ies), will be null and void.   Prior to the time that your Account is distributed to you, you have no rights by way of anticipation or otherwise to assign or dispose of any interest(s) under the Plan.

Plan Administrator & Plan Fiduciary.  The plan administrator and fiduciary for this Plan is the Benefits Administrator.   The Benefits Administrator shall have complete authority to take any such actions that he believes are necessary or desirable for the proper administration and operation of this Plan.  The Benefits Administrator has authority for the day-to-day operation of the Plan, and the authority to make administrative determinations and interpret the Plan (with the advice of counsel  as necessary, desirable, or appropriate).

If you disagree with any decision, action or interpretation of this Plan, you may submit in writing a full description of the disagreement to the Benefits Administrator.  Subject only to review by the Board of Directors of the Company, the decision of the Benefits Administrator in reference to any disagreement shall be final, binding, and conclusive on all parties.

As of the date of this prospectus/SPD, any correspondence to the Benefits Administrator can be sent to:

William David, VP of Benefits and HR Administrative Services
Lincoln National Corporation
Centre Square West Tower
1500 Market Street, Ste. 3900
Philadelphia, PA  19102

J.           Participant Communications

You will receive quarterly statements that will show any activity in your Account during the past calendar quarter (your “Participant Activity Statement”), including any contributions, and dividends credited to your Account.  You will also receive a “Participant Benefit Statement” showing the opening and closing balances for your Account for each calendar quarter, broken down or itemized for each Investment Option or fund, and any deferrals or contributions, transfers, distributions or other adjustments that may have taken place during the period.  This Statement will also include your investment results for that quarter, also broken down or itemized for each Investment Option or fund.

YOUR INVESTMENT OPTIONS

Last Updated August 31, 2007

Depending on your investment needs and objectives, you may decide to concentrate or diversify the assets currently credited to your Plan accounts, and any future contributions that you and/or we may make to your accounts (Salary Deferrals, Company Basic Matching Contributions, and any Discretionary Matching Contributions—collectively, “Contributions”), among the various Investment Options described below.  Subject to the rules restricting the trading activities of executives and other officers of the Company, and any trading restrictions or other limitations imposed by the Investment Options involved (described in more detail below), you may make elections directing the Nolan Financial Group (“Nolan”)—the Plan’s recordkeeper and third party administrator—as to how to invest your future Contributions, including elections to increase or decrease the rate of future contributions into the LNC Stock Unit Fund.

With the exception of the LNC Stock Unit Fund, you may transfer amounts currently credited to one Investment Option to another Investment Option.  Subject to various applicable trading restrictions described below, you may also transfer amounts credited to a Non-LNC Stock Unit Fund Investment Option to the LNC Stock Unit Fund.  You may not redeem or transfer amounts credited to the LNC Stock Unit Fund out of that Fund until your Plan Account(s) are distributed to you.

Nolan will deem any investment direction(s) given to them to be continuing directions until you affirmatively change them. If you have not given Nolan specific investment directions for your Plan accounts, Nolan will automatically invest your Contributions into the Plan’s current default investment option.  Effective August 1, 2007, the default investment option for the Plan is the Balanced Fund, SA #21.

Any changes to your current investment directions, or transfers permitted among Investment Options, will be effective on the date the transaction is approved and processed by Nolan.

Trading Restriction & Other Limitations.

You may not transfer amounts credited to the LNC Stock Unit Fund into any other Investment Option.  However, you may transfer amounts credited to your Non-LNC Stock Unit Investment Options into the LNC Stock Unit Fund, or make new elections to increase your contributions into the LNC Stock Unit Account, subject to certain trading restrictions described below, and in the “Insider Trading and Confidentiality Policy” available to you on the LFG intranet website at the following address: inside.lfg.com/lfg/docs/pdf/coc/rel/itp.pdf.

Transfers from the Guaranteed Fund are not restricted in the same way as they are in the qualified savings plan (limited to two transfers during any 12-month period, with the total of the two transfers not exceeding 25% of the amount you have invested in that Fund, etc.).  However, if you were a participant in the CIGNA deferred compensation plan and made deferrals into the guaranteed fund investment option under that plan prior to 1996, those assets were credited to a special CIGNA guaranteed fund account under the Plan (the “CIGNA Account”).  You will not be permitted to transfer amounts credited to a CIGNA Account into any other Plan Investment Option.

In order to prevent market timing, excessive trading, and other abuses, if you have made more than 26 trades in any one calendar year will not be able to place transaction orders electronically or by phone for the remainder of such calendar year – you will, however, be permitted to trade through first class U.S. mail service.

Notional Investment In Plan.

Contributions to the Plan, and all investment earnings (or losses) thereon, are notional or bookkeeping amounts only.  These Contributions are not actually set aside for you in your Plan Accounts, or held in a trust of any kind.  This is sometimes referred to as “phantom” investing, and is described in more detail elsewhere in the Summary Plan Description and Prospectus, and in the Plan document.  The Units of each Investment Option described below, including any Stock Units, represent “phantom” shares of the Investment Option, and are credited solely for the purpose of tracking the performance of the underlying investments.

In deciding how to invest your Plan account, you should carefully consider the Investment Options that are right for you. You should read the following information carefully when making Plan investment decisions.  The information below will help you to understand the investment choices and the differences among them.  The information provided to you in the following description of Investment Options should not be construed as an investment recommendation for any particular Investment Option.

Comparative Performance of Investment Options

In general, the following table sets forth the annualized yield earned on the Investment Options currently offered by the Plan over certain periods of time—assuming the reinvestment of dividends and interest. The yield information provided below is measured by the overall performance of each investment option as if the investment was held for the entire Plan Year.  All rates of return represent past performance and are not necessarily indicative of future performance.  Many conditions such as inflation, business growth and interest rates may be different in the future.  Investment return and principal value may fluctuate and may be worth more or less than the original cost.  This table has been prepared to assist you in making your investment directions under the Plan. However, the value of this information is limited, and you should consult a qualified investment adviser before making any investment decisions.  Except as indicated below, investment management fees and contract fees have not been deducted from the performance data below.   Please see the description of “Expense” for each Investment Account for more detail about these fees and expenses.  In cases where the charges were not included, please note that the performance figures would be reduced if such expenses were deducted from performance data.

Investment Option		Annualized Returns as of August 31, 2007*

	1 Year	3 Years	5 Years	10 Years
Employer Securities
LNC Stock Unit Fund[1]	0.35	11.63	11.06	6.46
Stability of Principle/Income Preservation Options
Guaranteed Account[2]	4.00	4.00	4.08	5.11
(SA #14) Short Term	5.48	4.25	3.06	4.20
Bond Options
(SA #12) Government/Corporate Bond	5.24	4.70	6.41	7.17
(SA #20) High Yield Bond	7.54	8.49	13.45	7.79
Balanced Options
(SA # 21) Balanced	12.84	10.60	10.44	7.18
(SA #30) Conservative Balanced	10.00	8.11	8.19	6.86
(SA # 32) Aggressive Balanced	14.60	12.31	11.82	7.22
Large-Cap Equity Options
(SA # 11) Core Equity	16.39	12.71	12.30	6.38
(SA # 22) International Equity	17.82	20.86	19.99	10.30
(SA # 23) Large Capitalization Equity	16.12	12.68	9.38	4.38
(SA # 27) LVIP S&P 500 Index**[3]	14.82	11.86	11.65	N/A
(SA # 28) Value Equity	14.21	12.66	12.00	5.44
(SA # 33) LVIP Delaware Social Awareness**	14.44	14.34	13.81	6.94
(SA # 34) American Funds Insurance Series Global Growth**[4]	18.02	18.46	13.02	N/A
(SA # 35) Fidelity VIP Contrafund**	18.38	17.71	15.55	10.31
(SA # 54) American Funds Insurance Series International**	19.27	22.74	20.41	11.14
(SA # 61) Delaware Value**[5]	12.68	13.82	12.29	5.09
(SA# 81) BlackRock Capital Appreciation**[6]	16.66	11.08	9.92	N/A
Medium- and Small-Cap Equity Options
(SA # 17) Medium Capitalization Equity	21.17	16.49	15.02	5.85
(SA # 24) Small Capitalization Equity	25.73	15.18	15.72	10.67
(SA # 36) LVIP Small-Cap Index**[7]	10.69	13.84	16.01	N/A
(SA # 37) Neuberger Berman AMT Mid-Cap Growth**[8]	29.47	21.63	16.74	N/A
(SA # 38) Neuberger Berman AMT Regency**[9]	12.04	13.84	14.98	N/A

* Rates of return are expressed as percentiles and exclude the effect of fees, charges and other expenses, unless otherwise indicated. Rate of return for the Guaranteed Account as of 6/30/2007.
** The operating expenses associated with the underlying fund have been deducted from the rates of return.

1.	Performance results have been adjusted to reflect dividends paid and stock splits. The data represents the historical unitized value of the LNC Common Stock Account.
2.	Performance results are as of June 30, 2007, not August 31, 2007, and reflect the average rates of return during the specified periods.
3.
Performance stated is the performance of SA#27, which began in January 1999.  Performance stated is a blend of the performance of the previous underlying investment options (the Scudder VIT Equity 500 Index and the DWS Fund), and the current underlying investment option, the LVIP S&P 500 Index Fund, which has been the underlying investment option of SA#27 since June 25, 2007. Performance since inception is 3.06%.

4.
Performance stated is the performance of SA#34, which began in August 1999.  Performance stated is a blend of the performance of the previous underlying investment options, Janus Aspen World Wide Growth Fund, American Funds New Perspective Fund, and the current underlying investment option, American Funds Insurance Series Global Growth, which has been the underlying investment option of SA#34 since December 2006.  Performance since inception is 4.24%.

5.
Performance stated is the performance of SA#61, which began in June 1996.  Performance stated is a blend of the performance of the previous underlying investment options, the Delaware Large Cap Value Fund (prior to December 2, 2004), and performance data for the current underlying investment option, the Delaware Value Fund – which has been the underlying investment option of SA#61 since December 2004.

6.
Performance stated is the performance of SA#81 as of its inception date on December 31, 1997.    Effective January 31, 2007, the name of SA#81 changed from BlackRock Legacy to BlackRock Capital Appreciation.  Performance since inception is 5.24%.

7.
Performance stated is the performance of SA#36, which began in August 1999.    Performance is a blend of the performance of the previous underlying investment option, the DWS Small Cap Index Fund, and the current investment option, the LVIP Small Cap Index Fund, which has been the underlying investment option of SA#36 since June 25, 2007.   Performance since inception is 8.63%.

8.	Performance stated is the performance of the underlying fund, the Neuberger Berman AMT Mid-Cap Growth Fund as of the fund’s date of inception, November 3, 1997. Performance since inception is 10.96%.

9.
Performance stated is the performance of SA#38, which began in August 1999.  Performance stated is a blend of the previous underlying investment option, Neuberger Berman Partners, and the current underlying investment option – Neuberger Berman AMT Regency, which has been the underlying investment option of SA#38 since August 22, 2001.  Performance since inception is 10.82%.

Investment Risks

It is important to keep in mind one of the main axioms of investing: the higher the risk of losing money, the higher the potential reward.  The reverse, also, is generally true: the lower the risk, the lower the potential reward.  As you consider investing in the Plan’s Accounts, you should take into account your personal risk tolerance.  Diversification within your investment portfolio can reduce risk.

All of the Accounts are subject to the following general risks:

Inflation Risk: The possibility that, over time, the returns will fail to keep up with the rising cost of living.

Liquidity Risk: The chance that an Account, if it had insufficient reserves to meet participant withdrawals, would incur market value adjustment or penalty for early withdrawal from one or more of its contracts.

Market Risk:  The chance that the value of an investment will change because of rising (or falling) stock or bond prices.

In addition, depending on the style, composition, and the investment strategy of a particular Account, an Account may be subject to one or more of the following risks:

Call/Prepayment Risk: The chance that during periods of falling interest rates, a mortgage-backed bond issuer will repay a higher-yielding bond before its maturity date because the underlying mortgages have been paid off ahead of schedule.  If this were to occur, the Account would lose the opportunity for additional unit price appreciation, and would be forced to reinvest the unanticipated proceeds at lower interest rates.  As a result, the Account would experience a decline in income.

Country Risk:  The possibility that events such as political or financial troubles or natural disasters will weaken a country’s economy.  Generally, international investing entails greater Country Risk compared to investment in domestic, or U.S. companies or entities. The risks include political and economic uncertainties of foreign countries as well as the risk of currency fluctuations and government regulations, accounting standards, and market conditions.  Country Risk is magnified in countries with emerging markets, since these countries may have relatively unstable governments and less established markets and economics.

Credit Risk:  The chance that the issuer of a security will fail to pay interest and principal in a timely manner, or that such companies or individuals will be unable to pay the contractual interest or principal on their debt obligations at all.  When considering an investment in bonds, it is important to assess credit risk and its potential pay offs.  While rising interest rate movements can reduce the value of your bond investment, a default can almost eliminate it.

Currency Risk:  The possibility that an American’s foreign investment will lose money because of unfavorable currency exchange rates.

Interest Rate Risk:  The chance that bond prices overall will decline over short or even long periods due to rising interest rates.  Bond prices are tied directly to interest rates and move in opposition to interest rate changes—when interest rates increase, bond prices decrease, and vice-versa.  Because stock and bond prices often (but not always) move in opposite directions, an Account that holds both stock and bonds may experience less volatility.  Additionally, fixed-income investments also assume Credit Risk (defined above).

Investment- Style Risk: The chance that returns from the stock market segments in which an Account is most heavily weighted (large-cap and value stocks) may under-perform other asset classes or the overall stock market.  In general, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

Manager Risk:  The chance that poor security selection will cause an Account to under-perform other Accounts with similar objectives.

The following Account descriptions are summaries based on information about the Accounts available on the date of this Summary Plan Description and Prospectus.

Stability of Principal Investment Options

The Guaranteed Account and the Short Term Account (SA#14).  Investment options in this category are conservative investment options seeking to hold the principal value of an investment so that it is stable or close to stable through all market conditions.  Stability of principal funds may credit a stated rate of return or minimum periodic interest rate that may vary.  These types of investments are often referred to as a “guaranteed account” or “money market account”.

The Guaranteed Account

•
Investment Objectives:  The Account seeks to provide a competitive current interest rate that translates into the highest possible return with the lowest level of risk while also offering the protection of principal.

•
Investment Strategies: The Guaranteed Account is part of the general account of LNL and is backed by the general credit worthiness and the claims paying ability of LNL.  The general account invests in government bonds, high-quality corporate bonds, and other high-quality asset classes in keeping with the investment policy statement for the portfolio.  The Guaranteed Account offers a quarterly-set interest rate with guaranteed minimum rate of return.  Annual transfers from the Guaranteed Account are limited to 25% of the value of your investment in the Guaranteed Account.

•	Primary Risk: Inflation Risk; Market Risk; Liquidity Risk; and Interest Rate Risk.

•	Account Manager: Delaware Investment Advisers is the registered investment advisor.

•	Expense: 0.00%. No asset charges are deducted from participant accounts.

Short Term Account (SA#14)

•
Investment Objectives: The Account seeks to maximize current income consistent with the preservation of capital and liquidity.    The long-term investment objective is to exceed the performance of the Citigroup 90-day Treasury Bill Index.

•
Investment Strategies:  The Account invests primarily in a portfolio of short-term money market instruments (commercial paper,bankers’ acceptances, certificates of deposit, loan participation agreements, repurchase agreements, and short-term U.S. government debt)maturing within one year from the date of purchase.

•
Primary Risks: Inflation Risk; Liquidity Risk; Market Risk; Credit Risk; and Interest Rate Risk.  Although the Account seeks to preserve the value of your investment at $1.00 per share, it is possible to lose money by investing in the Account if there is a significant level of obligor defaults. An investment in the Short Term Account is not insured or guaranteed by the FDIC or any other government agency.

•	Account Manager: Effective January 1, 2007, LNL is the registered investment advisor (formerly Delaware Investment Advisors).

•	Expenses: 0.60%

Bond Accounts

Government/Corporate Bond Account (SA#12) and the High Yield Bond Account (SA#20).  Accounts in this category seek income or growth of income by investing primarily in income-producing securities such as corporate bonds, mortgages, government bonds, foreign bonds, convertible bonds, and preferred stocks. These Accounts generally have a lower potential for capital growth.

Government/Corporate Bond Account (SA#12)

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Investment Objectives:  The Account seeks to maximize long-term total return through a combination of current income and capital appreciation.  The long-term objective is to exceed the total return of the Lehman Brothers Aggregate Bond Index.

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Investment Strategies:  The Account invests primarily in a portfolio of investment-grade fixed-income securities including bonds and other debt securities with maturities generally exceeding one year, preferred stocks consistent with the investment objective, and futures and options contracts.  The average portfolio quality may be no less than A/A with no more than 50% of the portfolio invested in securities rated Baa/BBB or lower by Moody’s and S&P, respectively. The Account may also invest in foreign bonds and high-yield bonds and may have high-yield bond holdings of up to 10%. The maximum range of investments allowed by asset category are: 50% money market instruments, 100% public bonds, 5% convertible bonds, and 5% preferred stock and convertible preferred stock.  The Account can also invest in futures and options.  The Account diversification maximums are: 25% per industry, 5% per non-government issuer, 50% mortgage-backed securities, 30% supra-national entities (such as the World Bank), and 5% non-dollar (un-hedged). The duration of the Account is targeted to the duration of the Lehman Brothers Aggregate Index.

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Primary Risks: Inflation Risk; Liquidity Risk; Call/Prepayment Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.  The Account is exposed to the general risks of investing in bonds as well as investing in foreign securities.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

High Yield Bond Account (SA#20)

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Investment Objectives:  The Account seeks to maximize long-term total return through a combination of current income and capital appreciation.  The long-term investment objective is to exceed the total return of the Merrill Lynch High Yield Master I Index.

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Investment Strategies: The Account invests in a well-diversified portfolio of fixed-income securities rated below investment grade.   Investments include, but not limited to, bonds and other debt securities with maturities generally exceeding one year, high-quality money market instruments, warrants, common stock, or preferred stock which, in the aggregate, do not exceed 5% of the portfolio.  The average quality of the Account will be rated at least B2/B with no more than 20% rated B3/B- or lower by Moody’s and S&P, respectively.  No more than 5% of the Account shall be invested in the securities of any company.  Foreign national securities are limited to an aggregate of 15%.  No more than 25% of the Account shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.

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Primary Risks:  Inflation Risk; Liquidity Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.  The Account invests in lower-quality bonds and therefore may be at risk for the issuer not being able to repay the promised interest or principal. High yield bonds experience higher volatility and increased credit risk when compared to other fixed income investments and investment grade bonds paying a higher rate of interest to pay the investor for the increased level of risk.  To manage this higher investment risk, the Account manager monitors the bond issuer’s performance and constantly evaluates the risk/reward characteristics of the securities as well as the diversification requirements.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

Balanced Accounts

Balanced Account (SA#21), Conservative Balanced Account (SA#30) and Aggressive Balanced Account (SA#32). This category consists of Accounts that seek to “balance” growth of principal and current income by investing in stocks with potentially high dividends or a combination of stocks, bonds, and money market instruments. The asset allocations of the funds are monitored daily and any allocation changes are made in context with the Account manager’s models, valuation targets, market activity, and other indicators.  Managers allocate portfolio assets based on their determination of which investments offer the greatest return potential with the lowest risk.  Some Accounts have fixed allocations and others allow managers full discretion.

Balanced Account (SA#21)

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Investment Objectives: The Account seeks to maximize long-term total return through a combination of current income and capital appreciation with moderate level of risk.  The long-term investment objective is to exceed the median return of the Lipper Balanced Funds Peer Group, and to exceed the median return of its customized benchmark index (45% Russell 1000, 10% MSCI EAFE, 40% Lehman Brothers Aggregate Bond, 5% Citigroup 90-Day T-Bill).

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Investment Strategies: The Account invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments.  In addition, the Account also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year.  The Account may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28).  The range of investment allowed in each investment sector at the separate account level is: 20-70% equities (including up to 20% international securities), 15-60% fixed income and 0-65% short term. These sector allocations may vary from time to time.

Not more than 5% of the Account shall be invested in the securities of any corporation.  Canadian government securities are limited to 25% and other foreign national securities are limited to 15%.  Not more than 25% of the Account shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.  Investments in fixed income securities rated below investment grade are limited to 5% of the portfolio.

•	Primary Risk: Inflation Risk; Liquidity Risk; Country Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense:0.75%

Conservative Balanced Account (SA#30)

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Investment Objectives:  The Account seeks to maximize long-term total earnings through a combination of current income and capital appreciation with a conservative level of risk.  The long-term investment objective is to exceed the median return of the Lipper Income Funds Peer Group, as well as to exceed median return of its customized benchmark index (20% Russell 1000, 5% MSCI EAFE, 60% Lehman Brothers Aggregate Bond, 15% Citigroup 90-Day T-Bill).

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Investment Strategies: The Account invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments. Investments in fixed income securities rated below investment grade are limited to 5% of the portfolio. In addition, the Account also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year.  The Account may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28).  The range of investment allowed in each investment sector at the separate account level is: 0-40% equities (including up to 10% international equities), 30-80% fixed income, and 0-70% short term. These sector allocations may vary from time to time.

No more than 5% of the Account shall be invested in the securities of any corporation.  Canadian government securities are limited to 25% and other foreign national securities are limited to 15%.  Not more than 25% of the Account shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.

•	Primary Risk: Inflation Risk; Liquidity Risk; Country Risk, Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense:0.75%

Aggressive Balanced Account (SA#32)

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Investment Objectives:  The Account seeksto maximize long-term total return through a combination of current income and capital appreciation, with an aggressive level of risk.  The long-term investment objective is to exceed the median return of the Lipper Flexible Portfolio Peer Group, and to exceed the median return of its customized benchmark index (55% Russell 1000, 15% MSCI EAFE, 25% Lehman Brothers Aggregate Bond, 5% Citigroup 90-Day T-Bill).

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Investment Strategies: The Account invests in the following investment sectors: common stocks and other equity securities—including international equities—and debt securities with conversion privileges, and bonds and other debt securities with maturities generally exceeding one year, including straight debt securities, convertible bonds, obligations issued or guaranteed by the U.S. Government or its agencies, and dollar-denominated securities guaranteed by foreign governments. In addition, the Account also invests in high quality money market instruments and other debt securities with maturities generally not exceeding one year.  The Account may also accomplish its investment objectives through the purchase of the units of other LNL Separate Accounts available to qualified pension plans: SA 32 may invest in Core Equity (SA#11), Government/Corporate Bond (SA#12), Short Term (SA#14), Medium Capitalization Equity (SA#17), High Yield Bond (SA#20), International Equity (SA#22), Large Capitalization Equity (SA#23), Small Capitalization Equity (SA#24), and Value Equity (SA#28).  This Account may invest heavily in equity securities.  The range of investment allowed in each investment sector at the separate account level is: 40-90% equities (including up to 30% international equities), 0-40% fixed income, and 0-60% short term.  These sector allocations may vary from time to time.

Not more than 5% of the Account shall be invested in the securities of any corporation.  Canadian government securities are limited to 25% and other foreign national securities are limited to 15%.  Not more than 25% of the Account shall be invested in companies within the same industry.  Convertible bonds are limited to 5% of the portfolio.  Investments in fixed income securities rated below investment grade is limited to 5% of the portfolio

•	Primary Risk: Inflation Risk; Liquidity Risk; Country Risk; Credit Risk; Interest Rate Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense: 0.75%

Large-Cap Equity Accounts

Core Equity Account (SA#11), International Equity Account (SA#22), Large Capitalization Equity Account (SA#23), LVIP S&P 500 Index Account (SA#27), Value Equity Account (SA#28),LVIP Delaware Social Awareness Account (SA#33), American Funds Insurance Series Global Growth Account (SA#34), Fidelity® VIP Contrafund Account (SA#35), American Funds Insurance Series International Account (SA#54), Delaware Value Account (SA#61), and BlackRock Capital Appreciation Account (SA#81). This category of Accounts invests for growth. Because they invest in larger, more established/developed companies and/or countries, growth accounts generally tend to have lower risk and return than more aggressive stock-based accounts.

Core Equity Account (SA#11)

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Investment Objectives:  The Account seeks to pursue long-term capital appreciation and invests in a diversified portfolio of well-established companies with both growth and value characteristics; including large-sized U.S. companies, with some emphasis on medium-sized companies. The long-term investment objective is to achieve investment results that are superior, over a market cycle, to those of the equity market as a whole, without experiencing excessive short-term volatility.  The Russell 1000 Index is the investment benchmark.

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Investment Strategies: The Account invests in common stocks and other equity securities such as preferred stocks and debt securities with conversion privileges or warrants (Common Stock of LNC or affiliated entities may not be purchased) and high quality money market instruments and other debt securities.  Stock index futures contracts or exchange-traded funds may be purchased in place of securities up to 10% of the Account.  The portfolio managers seek companies with earnings and/or revenues that are growing faster than the industry average by blending a growth-oriented management style—which focuses on seeking growth companies at a reasonable price—and a value-oriented management style, which seeks companies within an industry with current stock prices that do not reflect the stocks’ perceived true worth.  The companies sought typically have above average capitalization and earnings growth expectations and below average dividend yields.  More specifically, the Account seeks to invest in companies believed to show growth potential that significantly exceeds the average expected growth rate of companies in the same industry; and are undervalued in the market relative to the companies’ industry peers.  The portfolio is “sector neutral” with sector weightings close to the Index. The sector allocations can vary from time to time.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense:0.75%

International Equity Account (SA#22)

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Investment Objectives:  The Account seeks a total return from capital appreciation and dividend income.  The long-term investment objective is to exceed the change in the U.S. Consumer Price Index by 5% over an economic cycle of five to seven years.  The objective is to exceed the return of the MSCI EAFE Index benchmark.

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Investment Strategies:  The Account pursues its investment objective by investing in a portfolio of stocks of non-United States companies.The Account invests in common stocks and other equity securities such as American Depository Receipts, Global Depository Receipts, preferred stock and debt securities with conversion privileges or rights or warrants.  Up to 10% of the value of the Account may be invested in international bonds.  Before buying any stock, the Account’s management looks at the stock’s current dividend and future dividend growth.  This projected dividend stream is then discounted to its present value and adjusted for projected local inflation. The Account’s manager estimates the “true” value of a stock based on these projections.  Stocks selling below this estimated “true” value become candidates for the Fund, since they are believed to offer income and appreciated potential.  The portfolio manager considers the value of each country’s currency, political situation, and accounting standards to identify factors that may increase or decrease individual stock values. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

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Primary Risk: Inflation Risk; Liquidity Risk; Country Risk; Credit Risk; Currency Risk; Interest Rate Risk; Investment-Style Risk; Manager Risk; and Market Risk.  This Account invests in more volatile equity stocks and bears additional risk factors because of changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense:0.975%

Large Capitalization Equity Account (SA#23)

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Investment Objectives:  The primary objective of this Account is maximum capital appreciation.   The long-term objective is to exceed the total return of the Russell 1000 Growth Index over a complete market cycle.

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Investment Strategies: The Account pursues its investment objectives by investing in companies that are believed to have long-term capital appreciation and are expected to grow faster than the U.S. economy.  Under normal circumstances, in pursuing its investment objectives, the Account will invest at least 80% of its net assets in U.S. or domestic investments.  The Account may also invest in convertible bonds, preferred stocks and convertible preferred stocks, provided that these investments, when aggregated with the account’s debt securities and bonds, do not exceed 35% of the Account’s assets.  In order to diversify, with respect to 75% of the assets in the Account, no more than 5% of the Account shall be invested in the securities of any one issuer at time of purchase.  With respect to the remaining 25% of the assets in the Account, no more than 10% of the Account shall be invested in the securities of any one issuer at time of purchase.

No more than 25% of the Account shall be invested in the securities of issuers conducting their principal business activities within the same industry.  Additionally, cash is held when investments that meet purchase criteria are not available.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense:0.75%

LVIP S&P 500 Index Account (SA#27)

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Investment Objectives:  The Account seeks to replicate as closely as possible, before expenses, the total return of the Standard & Poor’s 500 Composite Stock Price Index, an index emphasizing stocks of large US companies.

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Investment Strategies:  To achieve its objective, this Account invests in shares of the LVIP S&P 500 Index Fund (the “Fund”), a Lincoln Variable Insurance Trust Fund managed by Mellon Capital Management Corporation.  The Fund pursues its objective by investing in all the securities that make up the S&P 500 Index, although the fund reserves the right not to invest in every security in the S&P 500 Index if it is not practical to do so under the circumstances (such as when the transaction costs are high, there is a liquidity issue, or there is a pending corporate action).  Under normal market conditions, the fund will invest at least 90% of its assets in securities of issuers included in the S&P 500 Index.   The S&P 500 Index is a widely used measure of large US company stock performance.  The stocks in the S&P 500 Index account for nearly three-quarters of the value of all US stocks.  The S&P 500 Index consists of the common stocks of 500 major corporations selected according to: size; frequency and ease by which their stocks trade; and range and diversity of the American economy.

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Primary Risks:  Inflation Risk; Liquidity Risk; Investment-Style Risk; and Market Risk.  For this Account, the performance of the large capitalization portion of the U.S. stock markets is crucial.  Since the Account invests at least 80% of its assets in the stocks of companies included in the S&P 500 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the S&P 500 Index.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Mellon Capital Management Corporation.

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Expense: The operating expense associated with the underlying Fund has been deducted from the rates of return.  At the Separate Account level the fee is 0.29%; at the Fund level the fee is 0.28%, for a total expense of 0.57%.

Value Equity Account (SA#28)

•	Investment Objectives: The Account seeks to maximize long-term total return. The long-term objective is to exceed the total return of the Russell 1000 Value Index over a market cycle.

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Investment Strategies: The Account invests in a portfolio of undervalued common stocks of large-capitalization companies.  The average market capitalization of the stocks in the portfolio exceeds $5 billion.  The portfolio manager seeks to purchase these stocks when they are selling at a low price relative to the value of the company, achieving income from both above average dividends and an increase in stock prices. To reduce risk, the portfolio manager avoids purchases in stocks expected to experience drastic up and down movements, or that have high expectations for growth factored into the stock portfolio. It is expected that the Account will have lower risk and volatility than broad market indexes.  The Account will control risk primarily by buying companies with an intrinsic value higher than that of the current stock price.  In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% shall be invested in companies within the same industry.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to Wells Capital Management.

•	Expense: 0.75%

LVIP Delaware Social Awareness Account (SA#33)

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Investment Objectives:  The Account seeks growth of capital and long-term return by investing in companies committed to human needs.  The long-term objective is to exceed the return of the Russell 1000 Index.

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Investment Strategies:  To achieve its objective, this Account invests in shares of the LVIP Delaware Social Awareness Fund (the “Fund’), a Lincoln Variable Insurance Trust Fund managed by Delaware Management Business Trust.  The Fund invests in common stocks of established, growing, and profitable companies. This Fund is a conscientious vehicle that combines performance with social responsibility and purchases common stocks of companies with attractively priced, consistent earnings growth. This Fund will not knowingly purchase or hold securities of companies that: (1) harm or are likely to harm the natural environment; (2) produce nuclear power, design or build nuclear power plants or make equipment for producing nuclear power; (3) make or contract for military weapons; (4) engage in the liquor, tobacco or gambling industries; or (5) engage in the use of animals to test their products when developing new cosmetic and personal care products.

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Primary Risk:  Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk.  Because this Account avoids investing in companies that do not meet socially responsible criteria, its exposure to certain industry sectors may be greater or less than similar funds or market indexes.  The Account invests in medium sized as well as large sized companies, and the Account’s performance may be affected if stocks in one of those two groups of companies do not perform as well as stocks in the other group.   Furthermore medium-sized companies, which are not as well established as large-sized companies, may (1) react more severely to market conditions and (2) suffer more from economic, political and regulatory developments.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed byDelaware Management Company.

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Expense: The operating expenses associated with the underlying fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.42%, for a total expense of 0.72%.

American Funds Insurance Series Global Growth Account (SA#34)

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Investment Objectives:  The Account seeks to provide long-term growth of capital.  Future income is a secondary objective.  The long-term objective is to exceed the return of the Morgan Stanley Capital International (MSCI) World Index.

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Investment Strategies:  To achieve its objective, this Account invests in shares of the American Funds Global Growth Fund (“Fund”), a variable insurance trust fund.   The fund seeks to make your investment grow over time by investing primarily in common stocks of companies located around the world.  The fund is designed for investors seeking capital appreciation through stocks.  Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Capital Research and Management, Inc.

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Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.83%, for a total expense of 1.13%.

Fidelity® VIP Contrafund Account (SA#35)

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Investment Objectives:  The Account seekscapital appreciation by investing in shares of companies whose value, the portfolio manager believes, is not fully recognized by the market.  The long-term investment objective is to exceed the return of the Russell 3000 Index.

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Investment Strategies:  To achieve its objective, this Account invests in shares of Fidelity® VIP Contrafund (the “Fund”), a variable insurance trust fund.  The Fund invests primarily in U.S. common stock and securities convertible into common stock, but it has the flexibility to invest in other types of securities as well, including investing in foreign issuers.  The Fund may invest in companies (1) experiencing positive fundamental change such as a new management team or product launch; significant cost-cutting initiative(s); and/or a merger, acquisition, or reduction in industry capacity that should lead to improved pricing; (2) whose earnings potentially have increased or are expected to increase more than generally perceived; (3) that have enjoyed recent market popularity but which appear to have temporarily fallen out of favor for reasons considered non-recurring or short term; and/or (4) that are undervalued in relation to securities of other companies in the same industry.

•	Primary Risks: Inflation Risk; Liquidity Risk; Country Risk; Investment-Style Risk; Manager Risk; and Market Risk.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed byFidelity Management & Research Company.

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Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.76%, for a total expense of 0.91%.

American Funds Insurance Series International Account (SA#54)

•	Investment Objectives: The Account seeks capital appreciation through stocks. The long-term investment objective is to exceed the return of the MSCI EAFE Index.

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Investment Strategies:  To achieve its objective, this Account invests in shares of the American Funds International Fund, a variable insurance trust fund.  The Fund invests primarily in the common stocks of companies located outside the United States.  Investors in the fund should have a long-term perspective and be able to tolerate potentially wide price fluctuations.  In unusual circumstances, the Account may be invested in high quality money market instruments and other debt securities with maturities generally not exceeding one year.

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Primary Risks:  Inflation Risk; Liquidity Risk; Country Risk; Currency Risk; Investment-Style Risk; Manager Risk; and Market Risk.This Fund is an aggressive equity account that is a high-risk investment due to changes in the exchange rates between U.S. dollars and foreign currencies and other variables associated with international investing including political and economic uncertainties.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Capital Research and Management Company.

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Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.30%; at the Fund level the fee is 0.79% for a total expense of 1.09%.

Delaware Value Account (SA#61):

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Investment Objectives: The Account seeks long-term capital appreciation by investing primarily in large-capitalization companies that are believed to have long-term capital appreciation potential.  The long-term objective is to exceed the return of the Russell 1000 Value Index.

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Investment Strategies: To achieve its objective, this Account invests in shares of the Delaware Value Fund (the “Fund”), a mutual fund of Delaware Management Business Trust.  The Fund invests primarily in large-capitalization companies that have long-term capital appreciation potential.  The Fund currently defines large-cap stocks as those with market capitalization of $5 billion or greater at time of purchase.  The Fund will not seek current income as a secondary objective.  The Fund’s managers follow a value-oriented investment philosophy in selecting stocks using a research-intensive approach and considering such factors as: security prices that reflect a market valuation that is judged to be below the estimated present or future value of the company; favorable earnings growth prospects; expected above-average return on equity and dividend yield; the financial consideration of the issuer; and various qualitative factors.

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Primary Risks:  Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk.  Since this Account is invested in the Delaware Value Fund, which is an equity-based fund, there is a risk that the value of securities in a particular industry or the value of an individual stock will decline due to changing expectations for the performance of that industry or the individual company issuing the stock.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed byDelaware Management Company.

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Expense:  The operating expenses associated with the Fund have been deducted from the rates of return.  At the Separate Account level, the fee is 0.30%; at the Fund level the fee is 0.75%, for a total expense of 1.05%.

BlackRock Capital Appreciation Account (SA#81)

•	Investment Objectives: The Account seeks long-term growth of capital. The long-term objective of the Account is to exceed the return of the Russell 1000® Growth Index.

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Investment Strategies:  To achieve its objective, this Account invests in shares of the BlackRock Capital Appreciation Portfolio (the “Fund”), a registered investment company.  Under normal market conditions, the Fund invests at least 80% of its assets in the common and preferred stock of mid- and large-sized companies.  The Fund seeks to invest in fundamentally sound companies with strong management, superior earnings and growth prospects and attractive relative valuations.  The Fund emphasizes large companies that exhibit stable growth and accelerated earnings.

•	Primary Risks: Inflation Risk; Liquidity Risk; Investment-Style Risk; Market Risk; and Manager Risk.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by BlackRock Advisors, Inc.

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Expense:  The operating expenses associated with the underlying Fund have been deducted from the rates of return. At the Separate Account level the fee is 0.05%; at the Fund level the fee is 1.35%, for a total expense of 1.40%.

Medium- and Small-Cap Equity Accounts

Medium Capitalization Equity Account (SA#17), Small Capitalization Equity Account (SA#24), LVIP Small-Cap Index Account (SA#36), Neuberger Berman Mid Cap Growth Account (SA#37), and Neuberger Berman AMT Regency Account (SA#38).  Accounts in this category seek capital appreciation by investing in stocks of small and medium-sized companies within the United States or emerging market countries.  Generally, these companies are striving to be leaders in developing new products or markets and have above average earnings growth potential.

Medium Capitalization Equity Account (SA#17)

•	Investment Objectives: The Account seeks to maximize long-term total return. The long-term objective is to exceed the performance of the Russell Midcap Growth Index.

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Investment Strategies:  To achieve its objective, this Accountinvests in stocks of medium-sized companies that have strong financial characteristics. The Account manager looks for companies that are profitable, have high return on equity, high reinvestment rates and have a low price relative to earnings growth.  The Account will invest primarily in securities, which have a market capitalization at the time of purchase within the capitalization range of the performance evaluation benchmark (Russell Midcap Growth Index) recognizing that this may fluctuate over time. In order to diversify, no more than 5% of the Account shall be invested at cost in the securities of any corporation and no more than 25% of the Account shall be invested in the securities of any industry.

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Primary Risk:Inflation Risk; Liquidity Risk; Manager Risk; Investment-Style Risk; and Market Risk.  The stock of medium-size companies may not be as well known and may experience more sudden fluctuations.

•	Account Manager: LNL is the registered investment advisor, and it has sub-advised the management responsibilities to T. Rowe Price Associates, Inc.

•	Expense:0.75%

Small Capitalization Equity Account (SA#24)

•	Investment Objectives: The Account seeks long-term capital appreciation. The long-term investment objective of the Account is to exceed the total return of the Russell 2000 Growth Index.

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Investment Strategies:  To achieve its objective, this Account purchases stocks of small companies having the potential to grow rapidly and produce superior returns. Small cap companies generally are those between $200 million and $2 billion in market capitalization. The Account manager looks for stocks of companies that it expects to benefit from trends within the economy, the political arena, and society at large. In order to diversify, no more than 5% of the Account shall be invested in the securities of any corporation and no more than 25% of the Account shall be invested in companies within the same industry.

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Primary Risks:  Inflation Risk; Liquidity Risk; Investment-Style Risk; Manager Risk; and Market Risk.  Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost.  The Account attempts to control risk primarily by managing a diversified portfolio regarding number of securities and industry exposure, composed of companies with a more attractive valuation characteristics less than similar companies in their industry.

•	Account Manager: LNL is the registered investment advisor and it has sub-advised the management responsibilities to Delaware Investment Advisers.

•	Expense:0.75%

LVIP Small-Cap Index Account (SA#36)

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Investment Objectives:  The Account seeksto replicate, as closely as possible, the total return of the Russell 2000 Small Stock Index, an index consisting of 2000 small-capitalization common stocks.  The Fund invests for growth and does not seek income as a primary objective.

•
Investment Strategies:  To achieve its objective, this Account invests in shares of the LVIP Small-Cap Index Fund (the “Fund”), a Lincoln Variable Insurance Trust Fund managed by Mellon Capital Management Corporation.  The fund pursues its objective by investing primarily in the securities that make up the Russell 2000 Index, although it reserves the right not to invest in every security in the Russell 2000 Index if it is not practical to do so under the circumstances (such as when the transaction costs are too high, there is a liquidity issue, or there is a pending corporate action).  Under normal circumstances, the fund intends to invest at least 80% of its assets, determined at the time of purchase, in stocks of companies included in the Russell 2000 Index and in derivative instruments such as stock index futures contracts and options, that provide exposure to the stocks of companies in the Russell 2000.  The Russell 2000 Index is a widely used measure of small U.S. company stock performance.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Index Sampling Risk; Investment-Style Risk; and Market Risk.  Small-cap stocks may be subject to a higher degree of risk than more established companies’ securities. The illiquidity of the small-cap market may adversely affect the value of these investments so that shares, when redeemed, may be worth more or less than their original cost.  There is a risk that the value of securities in the aforementioned sectors or the value of an individual stock will decline due to changing expectations for the performance sector or individual company issuing the stock.

Because the Fund invests at least 80% of its assets in the stocks of companies included in the Russell 2000 Index and in derivative instruments that provide exposure to the stocks of companies in the Russell 2000 Index, it cannot alter its investment strategy in response to fluctuations in the market segment represented by the Index.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Mellon Capital Management Corporation.

•	Expense: At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.46%, for a total expense of 0.61%.

Neuberger Berman AMT Mid Cap Growth Account (SA#37)

•	Investment Objectives: The Account seeks capital appreciation. The long-term investment objective is to exceed the return of the Russell Mid-Cap Growth Index.

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Investment Strategies:  To achieve its objective, this Account invests in the AMT Mid-Cap Growth Portfolio (the “Fund”), a variable insurance trust fund.  The Fund invests at least 80% of its net assets in common stocks of mid-cap companies.  The Fund invests in a diversified portfolio of common stocks believed by the portfolio manager to have the maximum potential to offer comparatively attractive long-term returns. Normally this Fund invests primarily in the common stocks of mid-cap companies but may at times favor the relative safety of large-cap securities and the greater growth potential of smaller cap securities over mid-cap securities.  Additionally, it may invest in money market instruments and other debt securities.

•
Primary Risks:  Inflation Risk; Liquidity Risk; Investment-Style Risk; and Market Risk.  Mid-cap companies offer potential for higher returns, but the risk associated with them is also higher.  Mid-cap stocks have a historically shown risk/return characteristics that are in between those of small- and large- cap stocks.  Their prices can rise and fall substantially.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Neuberger Berman Management Inc.

•
Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.90%, for a total expense of 1.05%.

Neuberger Berman AMT Regency Account (SA#38)

•	Investment Objectives: The Account seeks growth of capital. The long-term objective is to exceed the return of the Russell Mid-Cap Value Index.

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Investment Strategies:  To achieve its objective, this Account invests in shares from the Neuberger Berman AMT Regency Portfolio (the “Fund”), a variable insurance trust fund.  The Fund invests mainly in common stocks of mid-capitalization companies and invests in common stocks of established mid-to-large capitalization companies.  Specifically, the Fund looks for well-managed companies whose stock prices are undervalued.  Factors in identifying these firms may include: strong fundamentals, such as company’s financial, operational and competitive positions; consistent cash flow; and a sound earnings record through all phases of the market cycle.  The management may also look for other characteristics in a company, such as a strong position relative to competitors, a high level of stock ownership among management and a recent sharp decline in stock price that appears to be the result of a short-term market overreaction to negative news.

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Primary Risks:Inflation Risk; Liquidity Risk; Index Sampling Risk; Investment-Style Risk; and Market Risk.  This Account involves greater risk than large-cap stocks; therefore, it is a more aggressive investment.  Mid-cap stocks are traditionally less stable than large-cap stocks since they are typically smaller companies with track records that are still growing.

•	Account Manager: LNL is the registered investment advisor, and the fund in which the Separate Account is currently invested is managed by Neuberger Berman Management, Inc.

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Expense: The operating expenses associated with the underlying Fund have been deducted from the rates of return.  At the Separate Account level the fee is 0.15%; at the Fund level the fee is 0.96%, for a total expense of 1.11%.

Lincoln National Corporation Stock Unit Fund

•	Investment Objectives: This Investment Option is designed to provide participants with the opportunity to invest in employer securities.

•
Investment Strategies:  To achieve its objective, this Fund invests in hypothetical units reflecting the value of LNC Common Stock exclusively (though a certain percentage of the Fund is held in cash, and therefore, each Unit of the investment contains a similar percentage of cash).

•
Primary Risks:  Investment-Style Risk; Inflation Risk; Liquidity Risk; and Market Risk. This Fund is a non-diversified fund—it invests in the stock of a single issuer.  It is therefore a riskier investment than an investment option that invests in a diversified pool of stocks of companies with similar characteristics as this Account.  For a description of the risks associated with investment in Lincoln National Corporation, see “Risk Factors” beginning on page 3 of this Summary Plan Description and Prospectus.  It is a market-valued account, meaning that both the principal value and the investment return may go up and down on based the market price of the stock held in the Fund.

•	Dividends: Dividends paid with respect to your investment in the LNC Stock Unit Fund will be automatically reinvested in LNC Stock Units-no action is required.

•
Share Ownership: If you invest in this Fund you will not actually own or have the right to own shares of LNC Common Stock.  In addition, neither the Plan nor a trust funding the Plan will own actual shares of LNC Common Stock.  Instead, your Plan account will be credited with hypothetical LNC Stock Units equal in value to the amount of your contribution.  You may become a direct owner of the shares of LNC Common Stock through the Plan only when you take a withdrawal or distribution and receive our Common Stock.

•	Share Voting Rights: You will not have voting rights with respect to your investment in this Fund.

•
Trading Restrictions: Officers and certain other employees of LNC (“Restricted Employees”) with access to inside information are subject to regular quarterly trading restrictions imposed by LNC on any transaction involving LNC securities, including derivative securities that might cause an increase or decreases in their interest in the Fund.  Except for trading under a written securities trading plan meeting the requirements of Rule 10b5-1, Restricted Employees may only engage in fund switching transactions to increase or decrease their interest in this Investment Option during previously announced window trading periods described in LFG’s Insider Trading and Confidentiality Policy.

•	Account Manager: Wells Fargo Bank.

•	Expense:0.00%

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information and documents with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at:

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public reference room maintained by the SEC in: Washington, D.C. (450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549). Copies of such materials can be obtained from the SEC’s public reference section at prescribed rates. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330, or

•	the SEC website located at www.sec.gov.

This Prospectus is one part of a Registration Statement filed on Form S-3 with the SEC under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement. For further information concerning us and the securities, you should read the entire Registration Statement and the additional information described under “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

        Information about us is also available on our web site at www.lfg.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this Prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus.  This means that we can disclose important information to you by referring you to another document.  Any information referred to in this way is considered part of this prospectus from the date we fiel that document.  Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed (File No. 1-6028) with the SEC (other than, in each each, information deemed to have been furnished or not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

•	Our Quarterly Report on Form 10-Q for the quarters ended March 31, and June 30, 2007;

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Our Current Reports on Form 8-K filed with the SEC on January 12, February 28, March 13, March 16, March 20, April 4, April 30, May 10, June 7, July 11, and August 27, 2007 (as amended by Form 8-K/A filed on August 9, 2007) (except Item 7.01 of such Form 8-K shall not be deemed incorporated by reference herein);

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The description of our Common Stock contained in Form 10 filed with the SEC on April 28, 1969 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description; and

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The description of our Common Stock purchase rights contained in our Registration Statement on Form 8-A/A, Amendment No. 1, filed with the SEC on December 2, 1996 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description.

Each document filed subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

We will provide without charge to each person to whom this prospectus is delivered, upon the written or oral request of such person, a copy of the documents incorporated by reference as described above (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents), copies of all documents constituting part of the prospectus for the Plan, and copies of the Plan.  Please direct your oral or written request to:

C. Suzanne Womack
2nd Vice President & Secretary
1500 Market Street, Ste. 3900
Philadelphia, PA  19102
215-448-1475

EXPERTS

The consolidated financial statements of Lincoln National Corporation appearing in the Annual Report on Form 10-K for the year ended December 31, 2006 (including schedules included therein) and Lincoln National Corporation management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Dennis L. Schoff, Esq., Senior Vice President and General Counsel of Lincoln National Corporation.  As of August 31, 2007 Mr. Schoff beneficially owned approximately 71,522 shares of our Common Stock.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     Set forth below are estimates of all expenses incurred or to be incurred by us in connection with the issuance and distribution of our Common Stock to be registered, other than underwriting discounts and commissions of which there are none.

Registration fees	$307
Photocopying and Printing	5,000
Accounting fees	10,000
State blue sky fees and expenses	-0-
TOTAL	$15,307

Item 15. Indemnification of Directors and Officers

Our bylaws, pursuant to authority contained in the IBCL and the Indiana Insurance Law, respectively, provide for the indemnification of our officers, directors and employees against the following:

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reasonable expenses (including attorneys’ fees) incurred by them in connection with the defense of any action, suit or proceeding to which they are made or threatened to be made parties (including those brought by, or on behalf of us) if they are successful on the merits or otherwise in the defense of such proceeding except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations.

•
reasonable costs of judgments, settlements, penalties, fines and reasonable expenses (including attorneys’ fees) incurred with respect to, any action, suit or proceeding, if the person’s conduct was in good faith and the person reasonably believed that his/her conduct was in our best interest.  In the case of a criminal proceeding, the person must also have reasonable cause to believe his/her conduct was lawful.

Indiana Law requires that a corporation, unless limited by its articles of incorporation, indemnify its directors and officers against reasonable expenses incurred in the successful defense of any proceeding arising out of their serving as a director or officer of the corporation.

No indemnification or reimbursement will be made to an individual judged liable to us, unless a court determines that in spite of a judgment of liability to the corporation, the individual is reasonably entitled to indemnification, but only to the extent that the court deems proper.  Additionally, if an officer, director or employee does not meet the standards of conduct described above, such individual will be required to repay us for any advancement of expenses it had previously made.

In the case of directors, a determination as to whether indemnification or reimbursement is proper will be made by a majority of the disinterested directors or, if it is not possible to obtain a quorum of directors not party to or interested in the proceeding, then by a committee thereof or by special legal counsel.  In the case of individuals who are not directors, such determination will be made by the chief executive officer of the respective corporation, or, if the chief executive officer so directs, in the manner it would be made if the individual were a director of the corporation.

Such indemnification may apply to claims arising under the Securities Act of 1933, as amended.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or controlling persons pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue by the court.

We maintain a program of insurance under which our directors and officers are insured, subject to specified exclusions and deductible and maximum amounts, against actual or alleged errors, misstatements, misleading statements, acts or omissions, or neglect or breach of duty while acting in their respective capacities for us.

The indemnification and advancement of expenses provided for in our bylaws does not exclude or limit any other rights to indemnification and advancement of expenses that a person may be entitled to other agreements, shareholders’ and board resolutions and our articles of incorporation.

Item 16.  Exhibits.

The exhibits filed with this Registration Statement are listed in the Exhibit Index beginning on page E-1, which is incorporated herein by reference.

Item 17.  Undertakings.

The undersigned Registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimate maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provide, however, that paragraphs (a)(i), (a)(ii) and (a)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser each prospectus required to be filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)           That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf o an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

(f)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of and employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer  or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel that has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final jurisdiction of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on the 20th day of September, 2007.

                                       LINCOLN NATIONAL CORPORATION

                                        By: /s/ Frederick J. Crawford
      Frederick J. Crawford, Senior Vice
      President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Dennis R. Glass*	President and Chief Executive Officer (Principal Executive Officer) and a Director	September 20, 2007
/s/ Frederick J. Crawford Frederick J. Crawford	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 20, 2007
/s/Douglas N. Miller Douglas N. Miller	Vice President and Chief Accounting Officer (Principal Accounting Officer)	September 20, 2007
William J. Avery*	Director	September 20, 2007
J. Patrick Barrett*	Director	September 20, 2007
William H. Cunningham*	Director	September 20, 2007
George W. Henderson, III*	Director	September 20, 2007
Eric G. Johnson*	Director	September 20, 2007
M. Leanne Lachman*	Director	September 20, 2007

Michael F. Mee*	Director	September 20, 2007
William Porter Payne*	Director	September 20, 2007
Patrick S. Pittard*	Director	September 20, 2007
David A. Stonecipher*	Director	September 20, 2007
Isaiah Tidwell*	Director	September 20, 2007

*By:       /s/ Dennis L. Schoff
Dennis L. Schoff, Attorney-in-Fact
(Pursuant to Powers of Attorney)

INDEX TO EXHIBITS

2.1
Agreement and Plan of Merger, dated October 9, 2005, among LNC, Quartz Corporation and Jefferson-Pilot Corporation is incorporated by reference to Exhibit 2.1 of LNC’s Form 8-K (File No 1-6028) filed with the SEC on October 11, 2005.

2.2
Amendment No. 1 to the Agreement and Plan of Merger dated as of January 26, 2006 among LNC, Lincoln JP Holding, L.P., Quartz Corporation and Jefferson Pilot Corporation filed as Exhibit 2.1 to LNC’s Form 8-K (file No. 1-6028) filed with the SEC on January 31, 2006.

4.1
The Restated Articles of Incorporation of LNC as last amended effective May 11, 2007 are incorporated by reference to Exhibit 3.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on May 10, 2007.

4.2	Amended and Restated Bylaws of LNC are incorporated by reference to Exhibit 3.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on July 11, 2007.
4.3
Indenture of LNC dated as of January 15, 1987, between LNC and Morgan Guaranty Trust Company of New York is incorporated by reference to Exhibit 4(a) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 1994.

4.4
First Supplemental Indenture dated as of July 1, 1992, to Indenture dated as of January 15, 1987 is incorporated by reference to Exhibit 4(b) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.

4.5
Indenture of LNC dated as of September 15, 1994, between LNC and The Bank of New York, as trustee, is incorporated by reference to Exhibit 4(c) of LNC’s Registration Statement on Form S-3/A (file No. 33-55379) filed with the SEC on September 15, 1994.

4.6	First Supplemental Indenture dated as of November 1, 2006, to Indenture dated as of September 15, 1994 is filed herewith.
4.7
Junior Subordinated Indenture dated as of May 1, 1996 between LNC and J.P. Morgan Trust Company, National Association (successor in interest to The First National Bank of Chicago) is incorporated by reference to Exhibit 4(j) of LNC’s Form 10-K (File No. 1-6028) for the year ended December 31, 2001.

4.8
First Supplemental Indenture dated as of August 14, 1998, to Junior Subordinated Indenture dated as of May 1, 1996 is incorporated by reference to Exhibit 4.3 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on August 27, 1998.

4.9
Second Supplemental Junior Subordinated Indenture dated April 20, 2006 to Junior Subordinated Indenture dated as of May 1, 1996 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on April 20, 2006.

4.10
Third Supplemental Junior Subordinated Indenture, dated May 17, 2006 to Junior Subordinated Indenture dated as of May 1, 1996 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on May 17, 2006.

4.11	Fourth Supplemental Junior Subordinated Indenture, dated as of November 1, 2006 to Junior Subordinated Indenture dated May 1, 1996 is filed herewith.
4.12
Indenture, dated as of November 21, 1995, between Jefferson-Pilot Corporation and Wachovia Bank, National Association (formerly known as First Union National Bank of North Carolina), is incorporated by reference to Exhibit 4.7 of LNC’s Form 10-Q (File No. 1-6028) for the quarter ended June 30, 2006.

4.13
Third Supplemental Indenture, dated as of January 27, 2004, to Indenture dated as of November 21, 1995, is incorporated by reference to Exhibit 4.8 of LNC’s Form 10-Q (File No. 1-6028) for the quarter ended June 30, 2006.

4.14
Fourth Supplemental Indenture, dated as of January 27, 2004, to Indenture dated as of November 21, 1995, is incorporated by reference to Exhibit 4.9 of LNC’s Form 10-Q (File No. 1-6028) for the quarter ended June 30, 2006.

4.15
Fifth Supplemental Indenture, dated as of April 3, 2006 among Lincoln JP Holdings, L.P. and Wachovia Bank, National Association, as trustee, to Indenture, dated as of November 21, 1995, incorporated by reference to Exhibit 10.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on April 3, 2006.

4.16	Form of 6 1/2% Notes due March 15, 2008 incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on March 24, 1998.

4.17	Form of 7% Notes due March 15, 2018 incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on March 24, 1998.
4.18	Form of 6.20% Note dated December 7, 2001 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on December 11, 2001.
4.19	Form of 5.25% Note dated June 3, 2002 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on June 6, 2002.
4.20	Form of 6.75% Trust Preferred Security certificate is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.
4.21	Form of 6.75% Junior Subordinated Deferrable Interest Debentures, Series F is incorporated by reference to Exhibit 4.3 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.
4.22	Form of 4.75% Note due February 15, 2014 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on February 4, 2004.
4.23	Form of 7% Capital Securities due 2066 of Lincoln National Corporation is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File NO. 1-6028) filed with the SEC on May 17, 2006.
4.24	Form of 6.75% Capital Securities due 2066 of Lincoln Financial Corporation is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on April 20, 2006.
4.25	Form of Floating Rate Senior Note due April 6, 2009 is incorporated by reference to Exhibit 4.1 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on April 7, 2006.
4.26	Form of 6.15% Senior Note due April 6, 2036 is incorporated by reference to Exhibit 4.2 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on April 7, 2006.
4.27
Amended and Restated Trust Agreement dated September 11, 2003, among LNC, as Depositor, Bank One Trust Company, National Association, as Property Trustee, Bank One Delaware, Inc., as Delaware Trustee, and the Administrative Trustees named therein is incorporated by reference to Exhibit 4.1 of Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.

4.28
Guarantee Agreement dated September 11, 2003 between LNC, as Guarantor, and Bank One Trust Company, National Association, as Guarantee Trustee is incorporated by reference to Exhibit 4.4 of LNC’s Form 8-K (File No. 1-6028) filed with the SEC on September 16, 2003.

4.29	Form of 5.65% Senior Note due 2012 is incorporated by reference to Exhibit 4.1 of LNC Form 8-K (File 1-6028) filed with the SEC on August 27, 2007.
5	Opinion of Dennis L. Schoff, Esq., as to the legality of the securities being registered.
23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.
23.2	Consent of Dennis L Schoff, Esq., is contained in Exhibit 5 (included in Exhibit 5).
24	Powers of Attorney.